The information in this pricing supplement is not complete and may be changed.
A registration statement relating to the Exchange Traded Notes has been filed with the Securities and Exchange Commission.

Subject to completion dated November 19, 2010.

PRELIMINARY PRICING SUPPLEMENT No. VLS ETN-1 To the Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 November 19, 2010

Issued by Credit Suisse AG

$      VelocityShares Daily Inverse VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030
$      VelocityShares Daily Inverse VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030
$      VelocityShares VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030
$      VelocityShares VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030
$      VelocityShares Daily 2x VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030
$      VelocityShares Daily 2x VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030

ETNs	Leverage Amount	ETN Type	Exchange Ticker	Indicative Value Ticker	CUSIP	ISIN
Inverse VIX Short Term ETNs	-1	“Inverse”	XIV	XIVIV	22542D795	US22542D7957
Inverse VIX Medium Term ETNs			ZIV	ZIVIV	22542D829	US22542D8294
Long VIX Short Term ETNs	1	“Long”	VIIX	VIIXIV	22542D811	US22542D8112
Long VIX Medium Term ETNs			VIIZ	VIIZIV	22542D787	US22542D7874
2x Long VIX Short Term ETNs	2	“2x Long” or “Leveraged”	TVIX	TVIXIV	22542DEN6	US22542DEN66
2x Long VIX Medium Term ETNs			TVIZ	TVIZIV	22542DEP1	US22542DEP15

We are offering six separate series of exchange traded notes (collectively, the “ETNs”), the VelocityShares Daily Inverse VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030 (the “Inverse VIX Short Term ETNs”), the VelocityShares Daily Inverse VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030 (the “Inverse VIX Medium Term ETNs” and collectively with the Inverse VIX Short Term ETNs, the “Inverse ETNs”), the VelocityShares VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030 (the “Long VIX Short Term ETNs”), the VelocityShares VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030 (the “Long VIX Medium Term ETNs” and collectively with the VIX Short Term ETNs, the “Long ETNs”), the VelocityShares Daily 2x VIX Short Term ETN linked to the S&P 500 VIX Short-Term Futures™ Index due December 4, 2030 (the “2x Long VIX Short Term ETNs”) and the VelocityShares Daily 2x VIX Medium Term ETN linked to the S&P 500 VIX Mid-Term Futures™ Index due December 4, 2030 (the “2x Long VIX Medium Term ETNs” and collectively with the Leveraged Short Term ETNs, the “2x Long ETNs”).

The ETNs, and in particular the 2x Long ETNs, are intended to be trading tools for sophisticated investors to manage daily trading risks.  They are designed to achieve their stated investment objectives on a daily basis, but their performance over longer periods of time can differ significantly from their stated daily objectives.  The ETNs are riskier than securities that have intermediate or long-term investment objectives, and may not be suitable for investors who plan to hold them for longer than one day.  Accordingly, the ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in volatility indices and of seeking inverse or leveraged investment results, as applicable.  Investors should actively and frequently monitor their investments in the ETNs, even intra-day.

As explained in “Risk Factors” in this pricing supplement, because of the way in which the underlying Indices are calculated, the amount payable at maturity or upon redemption or acceleration is likely to be less than the initial principal amount of the ETNs, and you are likely to lose part or all of your initial investment.  In almost any potential scenario the Closing Indicative Value (as defined below) of your ETNs is likely to be close to zero after 20 years and we do not intend or expect any investor to hold the ETNs from inception to maturity.

Investing in the ETNs involves a number of risks.  See “Risk Factors” beginning on page PS-25 of this pricing supplement.

General

•
The ETNs are designed for investors who seek exposure to the applicable underlying Index.  The ETNs do not guarantee any return of principal at maturity and do not pay any interest during their term.  For each ETN, investors will receive a cash payment at maturity, upon early redemption or upon acceleration by us that will be linked to the performance of the applicable underlying Index, plus a Daily Accrual and less a Daily Investor Fee (each as defined herein).  Investors should be willing to forgo interest payments and, if the applicable underlying Index declines or increases, as applicable, be willing to lose up to 100% of their investment.  Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

•	The ETNs are senior medium-term notes of Credit Suisse AG, acting through its Nassau Branch, maturing December 4, 2030 (the “Maturity Date”).

•
The denomination and stated principal amount of each ETN is $100.  Any ETNs issued in the future may be issued at a price that is higher or lower than the stated principal amount, based on the most recent Closing Indicative Value of the ETNs of the applicable series at that time.

•
The initial issuance of ETNs of each series is expected to price on or about November 29, 2010 (the “Inception Date”) and is expected to settle on or about December 2, 2010 (the “Initial Settlement Date”).  Delivery of the ETNs in book-entry form only will be made through The Depository Trust Company (“DTC”).

On the Inception Date, the issue price to the public per ETN is expected to be 100% of the principal amount of such ETN.  We intend to sell a portion of the ETNs on the Inception Date at 100% of their stated principal amount.  We expect to receive proceeds equal to 100% of the issue price to the public of the ETNs we issue and sell after the Inception Date.

VLS will receive all or a portion of the Daily Investor Fee in consideration for its role in marketing and placing the securities under the “VelocityShares” brand.  See “Supplemental Plan of Distribution” in this pricing supplement for further information.

(cover continued on next page)

This pricing supplement provides specific pricing information in connection with the issuance of each series of the ETNs.  Prospective investors should read this pricing supplement together with the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009 for a description of the specific terms and conditions of the ETNs.  This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

We may offer further issuances of ETNs of each series at offering prices based on the most recent Closing Indicative Value of the ETNs of the applicable series at that time.  If there is a substantial demand for the ETNs, we may issue additional ETNs frequently.  Any further issuances of ETNs of any series will form a single series with the offered ETNs of such series, will have the same CUSIP number and will trade interchangeably with the offered ETNs of such series upon settlement. Any further issuances will increase the outstanding aggregate principal amount of the applicable series of the ETNs.  See “Supplemental Plan of Distribution” in this pricing supplement for further information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate.  We intend to sell $             in principal amount of the Inverse VIX Short Term ETNs (           Inverse VIX Short Term ETNs), $              in principal amount of the Inverse VIX Medium Term ETNs (             Inverse VIX Medium Term ETNs), $              in principal amount of the Long VIX Short Term ETNs (             Long VIX Short Term ETNs), $              in principal amount of the Long VIX Medium Term ETNs (             Long VIX Medium Term ETNs),               in principal amount of the 2x Long VIX Short Term ETNs (             2x Long VIX Short Term ETNs) and $              in principal amount of the 2x Long VIX Medium Term ETNs (             2x Long VIX Medium Term ETNs), in each case on the initial settlement date through CSSU and through one or more dealers purchasing as principal through CSSU for $100.00 per each such ETN, which is the stated principal amount per ETN, and in each case in an aggregate principal amount of not less than $4,000,000.  Additional ETNs of each series may be offered and sold from time to time through CSSU and one or more dealers at a price that is higher or lower than the stated principal amount, based on the indicative value of the ETNs of such series at that time. We will receive proceeds equal to 100% of the offering price of the ETNs issued and sold after the initial settlement date. Delivery of the ETNs in book-entry form only will be made through The Depository Trust Company (“DTC”).

CSSU is expected to charge normal commissions for the purchase of the ETNs. In exchange for providing certain services relating to the distribution of the ETNs, CSSU, a member of the Financial Industry Regulatory Authority (“FINRA”), may receive all or a portion of the investor fee. In addition, CSSU may charge investors a redemption charge of up to 0.05% of the stated principal amount of any ETN that is redeemed at the investor’s option. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for more information.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

November     , 2010

(continued from previous page)

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch

Index:
The return on the ETNs of any series will be based on the performance of the applicable underlying Index during the term of such ETNs.  Each series of ETNs tracks the daily performance of either the S&P 500 VIX Short-Term Futures™ ER Index or S&P 500 VIX Mid-Term Futures™ Index ER (each such index, an “Index” and collectively the “Indices”).  The Indices are designed to provide investors with exposure to one or more maturities of futures contracts on the CBOE Volatility Index® (the “VIX Index”), which reflect implied volatility of the S&P 500® Index at various points along the volatility forward curve. The calculation of the level of the VIX Index is based on prices of put and call options on the S&P 500® Index.  Futures contracts on the VIX Index allow investors the ability to invest in forward volatility based on their view of the future direction of movement of the VIX Index.  Each Index is intended to reflect the returns that are potentially available through an unleveraged investment in the relevant futures contract or contracts on the VIX Index.  The S&P 500 VIX Short-Term Futures™ Index ER targets a constant weighted average futures contracts maturity of one month and the S&P 500 VIX Mid-Term Futures™ Index ER targets a constant weighted average futures contracts maturity of five months.  The Indices were created by Standard & Poor’s Financial Services LLC (“S&P” or the “Index Sponsor”).  The Index Sponsor calculates the level of the relevant Index daily when the Chicago Board Options Exchange, Incorporated (the “CBOE”) is open (excluding holidays and weekends) and publishes it on the Bloomberg pages specified below as soon as practicable thereafter.  Each Index, or any successor index to such Index, may be modified, replaced or adjusted from time to time, as determined by the Calculation Agents as set forth below.  See “The Indices” in this pricing supplement for further information on the Indices.

ETNs	Underlying Index	Underlying Index Ticker
Inverse VIX Short Term ETNs, Long VIX Short Term ETNs, 2x Long VIX Short Term ETNs	S&P 500 VIX Short-Term Futures™ Index ER	SPVXSP
Inverse VIX Medium Term ETNs, Long VIX Medium Term ETNs, 2x LongVIX Medium Term ETNs	S&P 500 VIX Mid-Term Futures™ Index ER	SPVXMP

The Calculation Agents, may modify, replace or adjust the Indices under certain circumstances even if the Index Sponsor continues to publish the applicable Index without modification, replacement or adjustment.  See “Specific Terms of the ETNs—Discontinuance or Modification of the Index” and “Risk Factors—The Calculation Agents may modify the applicable underlying Index” in this pricing supplement for further information.

Payment at Maturity:
If your ETNs have not been previously redeemed or accelerated, at maturity you will receive for each $100 stated principal amount of your ETNs a cash payment equal to the applicable Closing Indicative Value on the Final Valuation Date (the “Final Indicative Value”), as calculated by the Calculation Agents.  We refer to the amount of such payment as the “Maturity Redemption Amount.”
If the Final Indicative Value is zero, the Maturity Redemption Amount will be zero.

Closing Indicative Value:
The Closing Indicative Value for any series of ETNs on the Inception Date will equal $100 (the “Initial Indicative Value”).  The Closing Indicative Value on each calendar day following the Inception Date for each series of ETNs will be equal to (1)(a) the Closing Indicative Value for that series on the immediately preceding calendar day times (b) the Daily ETN Performance for that series on such calendar day minus (2) the Daily Investor Fee for that series on such calendar day.  The Closing Indicative Value will never be less than zero, and the Closing Indicative Value will be zero subsequent to any calendar day on which the Intraday Indicative Value or Closing Indicative Value equals zero.  If the ETNs undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly (see “Description of the ETNs—Split or Reverse Split of the ETNs” in this pricing supplement).  VLS Securities, LLC (“VLS”) or its affiliate is responsible for computing and disseminating the Closing Indicative Value.

Daily ETN Performance:
The Daily ETN Performance for any series of ETNs on any Index Business Day will equal (1) the number one plus (2) the Daily Accrual plus (3)(a) the Daily Index Performance times (b) the Leverage Amount.  The Daily ETN Performance is deemed to be one on any day that is not an Index Business Day.

Daily Accrual:
The Daily Accrual represents the rate of interest that could be earned on a notional capital reinvestment at the three month U.S. Treasury rate as reported on Bloomberg under ticker USB3MTA.  The Daily Accrual for any series of ETNs on any Index Business Day will equal:

Where Tbillst-1 is the three month treasury rate reported on Bloomberg on the prior Index Business Day and d is the number of calendar days that have elapsed since the prior Index Business Day.  The Daily Accrual is deemed to be zero on any day that is not an Index Business Day.

Daily Index Performance:
The Daily Index Performance for any series of ETNs on any Index Business Day will equal (1)(a) the closing level of the applicable underlying Index on such Index Business Day divided by (b) the closing level of the applicable underlying Index on the immediately preceding Index Business Day minus (2) the number one.  The Daily Index Performance is deemed to be zero on any day that is not an Index Business Day.

Leverage Amount:
The Leverage Amount for each series of ETNs is as follows:

Inverse VIX Short Term ETNs:                 -1
Inverse VIX Medium Term ETNs:            -1
Long VIX Short Term ETNs:                      1
Long VIX Medium Term ETNs:                 1
2x Long VIX Short Term ETNs:                 2
2x Long VIX Medium Term ETNs:            2

(continued from previous page)

Daily Investor Fee:
On any calendar day (the “calculation day”), the Daily Investor Fee for any series of ETNs will equal to (1) the Closing Indicative Value for that series on the immediately preceding calendar day times (2) the Daily ETN Performance for that series on the calculation day times (3)(a) 0.0095 divided by (b) 365.

If the level of the Index decreases or does not increase sufficiently in the case of the Long ETNs or 2x Long ETNs or if it increases or does not decrease sufficiently in the case of the Inverse ETNs (in each case in addition to the Daily Accrual) to offset the sum of the Daily Investor Fees (and in the case of Early Redemption, the Early Redemption Charge) over the term of the ETNs, you will receive less than the principal amount of your investment at maturity or upon early redemption or acceleration of the ETNs.  See “Risk Factors — Even if the closing level of the Index on the applicable Valuation Date exceeds (or is less than in the case of the Inverse ETNs) the initial closing level of the applicable underlying Index on the date of your investment, you may receive less than the principal amount of your ETNs” and “Hypothetical Examples” in this pricing supplement for additional information on how the Daily Investor Fee affects the overall value of the ETNs.

Intraday Indicative Value:
The Intraday Indicative Value of the ETNs will be calculated every 15 seconds on each Index Business Day during the period when a Market Disruption Event has not occurred or is not continuing and disseminated over the Consolidated Tape, or other major market data vendor.  The Intraday Indicative Value at any time is based on the most recent intraday level of the underlying Index.  The Intraday Indicative Value will be calculated using the Daily Investor Fee and the Daily Accrual on the immediately preceding calendar day, so the Intraday Indicative Value published at any time during a given Index Business Day will not reflect any Daily Investor Fee or Daily Accrual for the current Index Business Day or any part thereof.  If the Intraday Indicative Value is equal to or less than zero at any time, the Closing Indicative Value on that day, and all future days, will be zero.  See “Description of the ETNs—Intraday Indicative Value” in this pricing supplement.  VLS or its affiliate is responsible for computing and disseminating the Intraday Indicative Value.

Valuation Date:
Each Business Day from December 2, 2010 to November 28, 2030 inclusive (subject to the occurrence of a Market Disruption Event), or, if such date is not an Index Business Day, the next succeeding Index Business Day.  November 29, 2030 is scheduled to be the “Final Valuation Date.”

If a Market Disruption Event has occurred and is continuing on any Valuation Date (including, without limitation, the Final Valuation Date, Early Redemption Valuation Date or Accelerated Valuation Date), that Valuation Date will be postponed until the first Index Business Day on which no Market Disruption Event occurs or is continuing, unless a Market Disruption Event occurs or continues for each of the five Index Business Days following the applicable Valuation Date.  In that case, that fifth Index Business Day shall be deemed to be the applicable Valuation Date, notwithstanding the fact that a Market Disruption Event occurred or was continuing on such Index Business Day, and the Calculation Agents will determine the applicable Closing Indicative Value based on its assessment of the level of the applicable underlying Index on that fifth Index Business Day were it not for the occurrence of such Market Disruption Event.  In the event of a delay in payment as a result of a Market Disruption Event, no additional payment will accrue or be payable.

Secondary Market:
We intend to list each series of the ETNs on the NYSE Arca under the ticker symbols as set forth in the table above.  However, there is no assurance that our application will be approved. If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  We have no obligation to maintain any listing on NYSE Arca or any other exchange.

Early Redemption:
Prior to maturity, you may, subject to certain restrictions described below, offer the applicable minimum number of your ETNs to us for redemption on an Early Redemption Date during the term of the ETNs until November 28, 2030.  If you elect to offer your ETNs for redemption, and the requirements for acceptance by us are met, you will receive a cash payment per ETN on the Early Redemption Date equal to the Early Redemption Amount.

You must offer for redemption at least 25,000 ETNs, or an integral multiple of 25,000 ETNs in excess thereof, at one time in order to exercise your right to cause us to redeem your ETNs on any Early Redemption Date (the “Minimum Redemption Amount”); provided that we or Credit Suisse International (“CSI”) as one of the Calculation Agents, may from time to time reduce, in part or in whole, the Minimum Redemption Amount.  Any such reduction will be applied on a consistent basis for all holders of the relevant series of ETNs at the time the reduction becomes effective.  If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will remain the same.

Early Redemption Mechanics:
You may exercise your early redemption right by causing your broker or other person with whom you hold your ETNs to deliver a Redemption Notice (as defined herein) to the Redemption Agent (as defined herein) by no later than 4:00 p.m., New York City time, on the Business Day prior to your desired Valuation Date (such Valuation Date, the “Early Redemption Valuation Date”).  See “Specific Terms of the ETNs—Redemption Procedures” in this pricing supplement.

Early Redemption Date:	The third Business Day following an Early Redemption Valuation Date.

Early Redemption Amount:	A cash payment per ETN equal to the greater of (A) zero and (B) (1) the Closing Indicative Value on the Early Redemption Valuation Date minus (2) the Early Redemption Charge.
Early Redemption Charge:	The Early Redemption Charge will be equal to 0.05% times the Closing Indicative Value on the Early Redemption Valuation Date.

Acceleration at Our Option or Upon Acceleration Event:
We will have the right to accelerate the ETNs of any series in whole but not in part on any Business Day beginning December 3, 2012 (an “Optional Acceleration”). In addition, if an Acceleration Event (as defined herein) occurs at any time with respect to any series of the ETNs, we will have the right, and under certain circumstances as described herein the obligation, to accelerate all of the outstanding ETNs of such series (an “Event Acceleration”). In either case, upon acceleration you will receive a cash payment in an amount (the “Accelerated Redemption Amount”) equal to the Closing Indicative Value on the Accelerated Valuation Date.  In the case of an Optional Acceleration, the Accelerated Valuation Date shall be an Index Business Day specified in our notice of  Optional Acceleration, which Index Business Day shall be at least 120 calendar days after the date on which we give you notice of such Optional Acceleration (subject to the occurrence of a Market Disruption Event).  In the case of an Event Acceleration, the Accelerated Valuation Date shall be the Index Business Day on which we give notice of such Event Acceleration (subject to the occurrence of a Market Disruption Event).  The Accelerated Redemption Amount will be payable on the third Business Day following the Accelerated Valuation Date (such third Business Day the “Acceleration Date”).  We will give you notice of any acceleration of the ETNs through customary channels used to deliver notices to holders of exchange traded notes.

Acceleration Event:
As discussed in more detail under “Specific Terms of the ETNs—Acceleration at Our Option or Upon an Acceleration Event” in this pricing supplement, an Acceleration Event includes any event that adversely affects our ability to hedge or our rights in connection with the ETNs, including, but not limited to, if the Intraday Indicative Value is equal to or less than 20% of the prior day’s Closing Indicative Value.

Business Day:	Any day that is not (a) a Saturday or Sunday or (b) a day on which banking institutions generally are authorized or obligated by law or executive order to close in New York.

Index Business Day:
An Index Business Day, with respect to the applicable underlying Index, is a day on which (i) trading is generally conducted on the CBOE, (ii) the applicable underlying Index is published by S&P and (iii) trading is generally conducted on NYSE Arca, in each case as determined by VLS, as one of the Calculation Agents.

Calculation Agents:	CSI and VLS. See “Specific Terms of the ETNs—Role of Calculation Agents” in this pricing supplement.

You should read this pricing supplement together with the accompanying prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these ETNs are a part.  You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092.

This pricing supplement, together with the documents listed above, contains the terms of the ETNs of any series and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, as the ETNs of any series involve risks not associated with conventional debt securities.  You should consult your investment, legal, tax, accounting and other advisers before deciding to invest in the ETNs of any series.  You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different.  This document may only be used where it is legal to sell these ETNs.  The information in this document may only be accurate on the date of this document.

The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offering of the ETNs of any series in some jurisdictions may be restricted by law.  If you possess this pricing supplement, you should find out about and observe these restrictions.

In this pricing supplement and the accompanying prospectus supplement and prospectus, unless otherwise specified or the context otherwise requires, references to “Credit Suisse”, the “Company”, “we”, “us” and “our” are to Credit Suisse AG, acting through its Nassau Branch, and references to “dollars” and “$” are to United States dollars.

i

SUMMARY

The following is a summary of terms of the ETNs, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in any of the series of the ETNs. References to the “prospectus” mean our accompanying prospectus, dated March 25, 2009 and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated March 25, 2009.

We may, without providing you notice or obtaining your consent, create and issue ETNs of each series in addition to those offered by this pricing supplement having the same terms and conditions as the ETNs of such series.  We may consolidate the additional ETNs to form a single class with the outstanding ETNs of such series.

What are the ETNs and how do they work?

The ETNs are medium-term notes of Credit Suisse AG (“Credit Suisse”), the return on which is linked to the performance of either the S&P 500 VIX Short-Term Futures™ Index ER or the S&P 500 VIX Mid-Term Futures™ Index ER (each such index, an “Index” and collectively the “Indices”).

We will not pay you interest during the term of the ETNs.  The ETNs do not have a minimum redemption or acceleration amount and are fully exposed to any decline or increase, as applicable, in the applicable underlying Index.

If you invest in the Long ETNs or the 2x Long ETNs, depreciation of the applicable underlying Index will reduce your payment at maturity, upon redemption or acceleration, and you could lose your entire investment.

If you invest in the Inverse ETNs, appreciation of the applicable underlying Index will reduce your payment at maturity, upon redemption or acceleration, and you could lose your entire investment.

The ETNs, and in particular the 2x Long ETNs, are intended to be trading tools for sophisticated investors to manage daily trading risks.  They are designed to achieve their stated investment objectives on a daily basis, but their performance over longer periods of time can differ significantly from their stated daily objectives.  The ETNs are riskier than securities that have intermediate or long-term investment objectives, and may not be suitable for investors who plan to hold them for longer than one day.  Accordingly, the ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in volatility indices and of seeking inverse or leveraged investment results, as applicable.  Investors should actively and frequently monitor their investments in the ETNs, even intra-day.

As explained in “Risk Factors” in this pricing supplement, because of the way in which the Closing Indicative Value of the ETNs and the underlying Indices are calculated, the amount payable at maturity or upon redemption or acceleration is likely to be less than the initial principal amount of the ETNs, and you are likely to lose part or all of your initial investment.  In almost any potential scenario the Closing Indicative Value (as defined below) of your ETNs is likely to be close to zero after 20 years and we do not intend or expect any investor to hold the ETNs from inception to maturity.

For a description of how the payment at maturity, upon redemption or upon acceleration is calculated, please refer to the “Specific Terms of the ETNs—Payment at Maturity,” “—Payment Upon Early Redemption” and “—Acceleration at Our Option or Upon an Acceleration Event” sections herein.

The denomination and stated principal amount of each ETN is $100.  Any ETNs issued in the future may be issued at a price higher or lower than the stated principal amount, based on the most recent Closing Indicative Value of the ETNs of the applicable series at that time.  You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.  Instead, we will issue the ETNs in the form of a global certificate, which will be held by DTC or its nominee.  Direct and indirect participants in DTC will record beneficial ownership of the ETNs by individual investors.  Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ETNs through the accounts those systems maintain with DTC.  You should refer to the section “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry System” in the accompanying prospectus.

What are the Indices and who publishes the level of the Indices?

The Indices are designed to provide investors with exposure to one or more maturities of futures contracts on the CBOE Volatility Index® (the “VIX Index”), which reflect implied volatility of the S&P 500® Index at various points along the volatility forward curve.  The calculation of the level of the VIX Index is based on prices of put and call options on the S&P 500® Index.  Futures contracts on the VIX Index allow investors the ability to invest in forward volatility based on their view of the future direction of movement of the VIX Index.  Each Index is intended to reflect the returns that are potentially available through an unleveraged investment in the relevant futures contract or contracts on the VIX Index.  The S&P 500 VIX Short-Term Futures™ Index ER targets a constant weighted average futures maturity of one month and the S&P 500 VIX Mid-Term Futures™ Index ER targets a constant weighted average futures maturity of five months.

The Indices were created by Standard & Poor’s Financial Services LLC (“S&P” or the “Index Sponsor”).  The Index Sponsor calculates the level of the relevant Index daily when the Chicago Board Options Exchange, Incorporated (the “CBOE”) is open (excluding holidays and weekends) and publishes it on the Bloomberg pages specified herein as soon as practicable thereafter.  Each Index, or any successor index to such Index, may be modified, replaced or adjusted from time to time, as determined by the Calculation Agents as set forth below.  See “The Indices” in this pricing supplement for further information on the Indices.

ETNs	Underlying Index	Underlying Index Ticker
Inverse VIX Short Term, Long VIX Short Term, 2x VIX Short Term	S&P 500 VIX Short-Term Futures™ Index ER	SPVXSP
Inverse VIX Medium-Term, Long VIX Medium Term, 2xVIX Medium Term	S&P 500 VIX Medium-Term Futures™ Index ER	SPVXMP

The Calculation Agents, may modify, replace or adjust the Indices under certain circumstances even if the Index Sponsor continues to publish the applicable Index without modification, replacement or adjustment.  See “Specific Terms of the ETNs—Discontinuation or Modification of the Index” and “Risk Factors—The Calculation Agents may modify the Indices” in this pricing supplement for further information.

How have the Indices performed historically?

The inception date for the Indices is January 22, 2009 at the market close.  The Indices were not in existence prior to that date.  The chart below shows the closing level of each Index since the base date, December 20, 2005 through November 17, 2010.  The historical performance is presented from January 22, 2009 through November 17, 2010.  The closing levels from the base date of December 22, 2005 through January 22, 2009 represents hypothetical values determined by S&P, as the Index Sponsor, as if the relevant Index had been established on December 20, 2005 each with a base value of 100,000 on such date and calculated according to the methodology described below since that date.  The closing levels from January 22, 2009 through November 17, 2010 represent the actual closing levels of the Indices as calculated on such dates.  We obtained the levels below from Bloomberg, without independent verification.  We have derived all information regarding each of the Indices contained in this pricing supplement, including, without limitation, their make-up, method of calculation and changes to their components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information.  We make no representation or warranty as to the accuracy or completeness of this publicly available information.  Such information reflects the policies of, and is subject to change by the Index Sponsor.  We and our affiliates make no representation or warranty as to, and assume no responsibility for, the accuracy or completeness of such information.  The hypothetical and historical Index performance should not be taken as an indication of future performance, and no assurance can be given as to the level of either Index on any given date.  See “The Indices” in this pricing supplement for more information on the Indices.

Will I receive interest on the ETNs?

You will not receive any interest payments on your ETNs.  The ETNs are not designed for investors who are looking for periodic cash payments.  Instead, the ETNs are designed for investors who are willing to forgo cash payments and, if the applicable underlying Index declines or does not increase enough (or increases or does not decline enough in the case of the Inverse ETNs) to offset the effect of the Daily Investor Fee as described below, are willing to lose some or all of the their principal.

How will payment at maturity, at redemption or upon acceleration be determined for the ETNs?

Unless your ETNs have been previously redeemed or accelerated, the ETNs will mature on December 4, 2030.

Payment at Maturity

If your ETNs have not been previously redeemed or accelerated, at maturity you will receive a cash payment per ETN equal to the applicable Closing Indicative Value on the Final Valuation Date (the “Final Indicative Value”), as calculated by the Calculation Agents.  We refer to the amount of such payment as the “Maturity Redemption Amount.”

If the Final Indicative Value is zero, the Maturity Redemption Amount will be zero.

The “Closing Indicative Value” for any given series of ETNs on any given calendar day will be calculated in the following manner:  The Closing Indicative Value on the Inception Date will equal $100 (the “Initial Indicative Value”).  The Closing Indicative Value on each calendar day following the Inception Date for each series of ETNs will be equal to (1)(a) the Closing Indicative Value for that series on the immediately preceding calendar day times (b) the Daily ETN Performance for that series on such calendar day minus (2) the Daily Investor Fee for that series on such calendar day.  The Closing Indicative Value can never be less than zero, and the Closing Indicative Value will be zero subsequent to any calendar day on which the Intraday Indicative Value or Closing Indicative Value equals zero.  If the ETNs undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly (see “Description of ETNs—Split or Reverse Split of the ETNs” herein).  VLS Securities, LLC (“VLS”) or its affiliate is responsible for computing and disseminating the Closing Indicative Value.

The “Daily ETN Performance” for any series of ETNs on any Index Business Day will equal (1) the number one plus (2) the Daily Accrual plus (3) the multiple of (a) the Daily Index Performance and (b) the Leverage Amount.  The Daily ETN Performance is deemed to be one on any day that is not an Index Business Day.

An “Index Business Day,” with respect to the applicable underlying Index, is a day on which (i) trading is generally conducted on the CBOE, (ii) the applicable underlying Index is published by S&P and (iii) trading is generally conducted on NYSE Arca, in each case as determined by VLS, as one of the Calculation Agents.

The “Daily Accrual” represents the rate of interest that could be earned on a notional capital reinvestment at the three month U.S. Treasury rate as reported on Bloomberg under ticker USB3MTA.  The Daily Accrual for any series of ETNs on any Index Business Day will equal:

Where Tbillst-1 is the three month treasury rate reported on Bloomberg on the prior Index Business Day and d is the number of calendar days which have elapsed since the prior Index Business Day.  The Daily Accrual is deemed to be zero on any day which is not an Index Business Day.

The “Daily Index Performance” for any series of ETNs on any Index Business Day will equal (1)(a) the closing level of the applicable underlying Index for that series on such Index Business Day divided by (b) the closing level of the applicable underlying Index for that series on the immediately preceding Index Business Day minus (2) the number one.  The Daily Index Performance is deemed to be zero on any day that is not an Index Business Day.

The “Leverage Amount” for each series of ETNs is as follows:

Daily Inverse VIX Short Term ETN:	-1
Daily Inverse VIX Medium Term ETN:	-1
VIX Short Term ETN:	1
VIX Medium Term ETN:	1
Daily 2x VIX Short Term ETN:	2
Daily 2x VIX Medium Term ETN:	2

With respect to any calendar day (the “calculation day”), the “Daily Investor Fee” is equal to the product of (1) the Closing Indicative Value for that series on the immediately preceding calendar day multiplied by (2) the Daily ETN Performance for that series on the calculation day time (3)(a) 0.0095 divided by (b) 365.

If the level of the applicable underlying Index decreases or does not increase sufficiently in the case of the Long or 2x Long ETNs or if it increases or does not decrease sufficiently in the case of the Inverse ETNs (in each case in addition to Daily Accrual) to offset the sum of the Daily Investor Fees (and in the case of Early Redemption, the Early Redemption Charge) over the term of the ETNs, you will receive less than the principal amount of your investment at maturity, upon early redemption or acceleration of the ETNs.  See “Risk Factors—Even if the closing level of the Index on the applicable Valuation Date exceeds (or is less than in the case of the Inverse ETNs) the initial closing level of the Index on the date of your investment, you may receive less than the principal amount of your ETNs” and “Hypothetical Examples” in this pricing supplement for additional information on how the Daily Investor Fee affects the overall value of the ETNs.

The closing level of the applicable underlying Index on any Index Business Day will be the closing level reported by the Index Sponsor on the applicable Bloomberg page as set forth in the table below or any successor page on Bloomberg or any successor service, as applicable, as determined by the Calculation Agents, provided that in the event a Market Disruption Event (as defined herein) exists on a Valuation Date, the Calculation Agents will determine the closing level of the applicable underlying Index for such Valuation Date according to the methodology described below in “Specific Terms of the ETNs—Market Disruption Events.”

Index	Bloomberg Page Ticker
S&P 500 VIX Short-Term Futures™ Index ER	SPVXSP
S&P 500 VIX Mid-Term Futures™ Index ER	SPVXMP

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

For a further description of how your payment at maturity will be calculated, see “Hypothetical Examples” and “Specific Terms of the ETNs” in this pricing supplement.

Payment Upon Early Redemption

Prior to maturity, you may, subject to certain restrictions described below, offer the applicable minimum redemption amount or more of your ETNs to us for redemption on an Early Redemption Date during the term of the ETNs until November 28, 2030.  If you elect to offer your ETNs for redemption, and the requirements for acceptance by us are met, you will receive a cash payment per ETN on the Early Redemption Date equal to the Early Redemption Amount.

You may exercise your early redemption right by causing your broker or other person with whom you hold your ETNs to deliver a Redemption Notice (as defined herein) to the Redemption Agent (as defined herein) by no later than 4:00 p.m., New York City time, on the Business Day prior to your desired Valuation Date (such Valuation Date, the “Early Redemption Valuation Date”).  If your Redemption Notice is received after 4:00 p.m., New York City time, on a Business Day, you will be deemed to have made your offer for redemption on the following Business Day.  See “Specific Terms of the ETNs—Redemption Procedures” in this pricing supplement.

You must offer for redemption at least 25,000 ETNs, or an integral multiple of 25,000 ETNs in excess thereof, at one time in order to exercise your right to cause us to redeem your ETNs on any Early Redemption Date (the “Minimum Redemption Amount”); provided that we or CSI as one of the Calculation Agents may from time to time reduce, in part or in whole, the Minimum Redemption Amount.  Any such reduction will be applied on a consistent basis for all holders of the relevant series of ETNs at the time the reduction becomes effective.  If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will remain the same.

The “Early Redemption Date” is the third Business Day following an Early Redemption Valuation Date.

The “Early Redemption Charge” is equal to 0.05% times the Closing Indicative Value on the Early Redemption Valuation Date.

The “Early Redemption Amount” is a cash payment per ETN equal to the greater of (A) zero and (B) (1) the Closing Indicative Value on the Early Redemption Valuation Date minus (2) the Early Redemption Charge and will be calculated by the Calculation Agents.

Payment Upon Acceleration

We will have the right to accelerate the ETNs of any series in whole but not in part on any Business Day beginning December 3, 2012 (an “Optional Acceleration”). In addition, if an Acceleration Event (as defined herein) occurs at any time with respect to any series of the ETNs, we will have the right, and under certain circumstances as described herein the obligation, to accelerate all of the outstanding ETNs of such series (an “Event Acceleration”). In either case, upon acceleration you will receive a cash payment in an amount (the “Accelerated Redemption Amount”) equal to the Closing Indicative Value on the Accelerated Valuation Date.  In the case of an Optional Acceleration, the Accelerated Valuation Date shall be an Index Business Day specified in our notice of  Optional Acceleration, which Index Business Day shall be at least 120 calendar days after the date on which we give you notice of such Optional Acceleration (subject to the occurrence of a Market Disruption Event).  In the case of an Event Acceleration, the Accelerated Valuation Date shall be the Index Business Day on which we give notice of such Event Acceleration (subject to the occurrence of a Market Disruption Event).  The Accelerated Redemption

Amount will be payable on the third Business Day following the Accelerated Valuation Date (such third Business Day the “Acceleration Date”).  We will give you notice of any acceleration of the ETNs through customary channels used to deliver notices to holders of exchange traded notes.  See “Specific Terms of the ETNs—Acceleration at Our Option or Upon an Acceleration Event” in this pricing supplement.

Any ETNs previously redeemed by us at your or our option or accelerated following an Acceleration Event will be cancelled on the Early Redemption Date or the Acceleration Date, as applicable.  Consequently, as of such Early Redemption Date or the Acceleration Date, as applicable, the redeemed ETNs will no longer be considered outstanding.

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

For a further description of how your payment at maturity, on redemption or upon acceleration will be calculated, see “Hypothetical Examples” and “Specific Terms of the ETNs” in this pricing supplement.

What will be the Intraday Indicative Value of the ETNs?

The “Intraday Indicative Value” of the ETNs will be calculated every 15 seconds on each Index Business Day during the period when a Market Disruption Event has not occurred or is not continuing and disseminated over the Consolidated Tape, or other major market data vendor.  The Intraday Indicative Value at any time is based on the most recent intraday level of the underlying Index.  The Intraday Indicative Value will be calculated using the Daily Investor Fee and the Daily Accrual on the immediately preceding calendar day, so the Intraday Indicative Value published at any time during a given Index Business Day will not reflect any Daily Investor Fee or Daily Accrual for the current Index Business Day or any part thereof.  If the Intraday Indicative Value is equal to or less than zero at any time, the Closing Indicative Value on that day, and all future days, will be zero.  See “Description of the ETNs—Intraday Indicative Value” in this pricing supplement.  VLS or its affiliate is responsible for computing and disseminating the Intraday Indicative Value.

How do you sell your ETNs?

We intend to list each series of the ETNs on the NYSE Arca under the ticker symbols as set forth in the table above.  However, there is no assurance that our application will be approved.  If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market.  We have no obligation to maintain any listing on NYSE Arca or any other exchange.

How do you offer your ETNs for redemption by Credit Suisse?

If you wish to offer your ETNs to Credit Suisse for redemption, your broker must follow the following procedures:

•
Deliver a notice of redemption, in substantially the form as Annex A (the “Redemption Notice”), to VLS (the “Redemption Agent”) via email or other electronic delivery (including, without limitation, the Redemption Agent’s proprietary technology system, TENZING) as requested by the Redemption Agent by no later than 4:00 p.m., New York City time, on the Business Day prior to your desired Valuation Date.  If the Redemption Notice is received after 4:00 p.m., New York City time, on a Business Day, you will be deemed to have made your offer for redemption on the following Business Day.  For the avoidance of doubt, such desired Valuation Date shall be the Early Redemption Valuation Date if an effective and timely Redemption Notice is delivered to the Redemption Agent.  If the Redemption Agent receives your Redemption Notice no later than 4:00 p.m., New York City time, on the Business Day prior to your desired Valuation Date, the Redemption Agent will respond by sending your broker an acknowledgment of the Redemption Notice accepting your redemption request by 7:30 p.m., New York City time, on the Business Day prior to your desired Valuation Date.  The Redemption Agent or its affiliate must acknowledge to your broker acceptance of the Redemption Notice in order for your redemption request to be effective;

•	Cause your DTC custodian to book a delivery vs. payment trade with respect to the ETNs on the applicable Valuation Date at a price equal to the applicable Early Redemption Amount, facing us; and

•
Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time, on the applicable Early Redemption Date (the third Business Day following the Early Redemption Valuation Date).

You are responsible for (i) instructing or otherwise causing your broker to provide the Redemption Notice and (ii) your broker satisfying the additional requirements as set forth in the second and third bullet above in order for the redemption to be effected.  Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines.  If the Redemption Agent does not (i) receive the Redemption Notice from your broker by 4:00 p.m. and (ii) deliver an acknowledgment of such Redemption Notice to your broker accepting your redemption request by 7:30 p.m., on the Business Day prior to your desired Valuation Date, such notice will not be effective and we will not redeem your ETNs on the applicable Early Redemption Date.  Any redemption instructions for which the Redemption Agent receives a valid confirmation in accordance with the procedures described above will be irrevocable.

What are some of the risks of the ETNs?

An investment in the ETNs involves risks.  Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•
Uncertain Principal Repayment—The ETNs are designed for investors who seek exposure to the applicable underlying Index.  The ETNs do not guarantee any return of principal at maturity.  For each ETN, investors will receive a cash payment at maturity, upon early redemption or upon acceleration by us that will be linked to the performance of the applicable underlying Index, plus a Daily Accrual and less a Daily Investor Fee.  If the applicable underlying Index declines or increases, as applicable, investors should be willing to lose up to 100% of their investment.  Any payment on the ETNs is subject to our ability to pay our obligations as they become due.  As explained in “Risk Factors” in this pricing supplement, because of the way in which the underlying Indices are calculated, the amount payable at maturity or upon redemption or acceleration is likely to be less than the initial principal amount of the ETNs, and you are likely to lose part or all of your initial investment.  In almost any potential scenario the Closing Indicative Value (as defined below) of your ETNs is likely to be close to zero after 20 years and we do not intend or expect that any investor to hold the ETNs from inception to maturity.

•	Credit Risk of the Issuer—Any payments you are entitled to receive on your ETNs are subject to the ability of Credit Suisse to pay its obligations as they come due.

•
Market and Volatility Risk—The return on each series of ETNs is linked to the performance of an applicable underlying Index which, in turn is linked to the performance of one or more futures contracts on the VIX Index.  The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index.  The level of the S&P 500® Index, the prices of options on the S&P 500® Index, and the level of the VIX Index may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of each Index and the value of your ETNs in unforseeable ways.

•	No Interest Payments—You will not receive any periodic interest payments on the ETNs.

•
Long Holding Period Risk—The ETNs, and in particular the 2x Long ETNs, are intended to be trading tools for sophisticated investors to manage daily trading risks.  They are designed to achieve their stated investment objectives on a daily basis, but their performance over longer periods of time can differ significantly from their stated daily objectives.  The ETNs are riskier than securities that have intermediate or long-term investment objectives, and may not be suitable for investors who plan to hold them for longer than one day.  Accordingly, the ETNs should be purchased only by knowledgeable investors who understand the potential consequences of investing in volatility indices and of seeking inverse or leveraged investment results, as applicable.  Investors should actively and frequently monitor their investments in the ETNs, even intra-day.

•
A Trading Market for the ETNs May Not Develop—Although we intend to list the ETNs on NYSE Arca, a trading market for your ETNs may not develop.  We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange.

•
Requirements on Redemption by Credit Suisse—You must offer at least the applicable minimum redemption amount to Credit Suisse and satisfy the other requirements described herein for your offer for redemption to be considered.

•
Your Offer for Redemption Is Irrevocable—You will not be able to rescind your offer for redemption after it is received by the Redemption Agent, so you will be exposed to market risk in the event market conditions change after the Redemption Agent receives your offer.

•
Uncertain Tax Treatment—No ruling is being requested from the Internal Revenue Service (“IRS”) with respect to the tax consequences of the ETNs.  There is no direct authority dealing with securities such as the ETNs, and there can be no assurance that the IRS will accept, or that a court will uphold, the tax treatment described in this pricing supplement.  In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid forward contracts.  Accordingly, no assurance can be given that future tax legislation, regulations or other guidance may not change the tax treatment of the ETNs.  Potential investors should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments.

•
Acceleration Feature—Your ETNs may be accelerated by us at any time beginning December 3, 2012 or accelerated by us at any time if an Acceleration Event occurs, and upon any such acceleration you may receive less, and possibly significantly less, than your original investment in the ETNs.

Is this the right investment for you?

The ETNs may be a suitable investment for you if:

•	You seek an investment with a return linked to the performance of the applicable underlying Index.

•	You are willing to accept the risk of fluctuations in volatility in general and in the level of the applicable underlying Index in particular.

•
You are a sophisticated investor seeking to manage daily trading risk using a short-term investment, and are knowledgeable and understand the potential consequences of investing in volatility indices and of seeking inverse or leveraged investment results, as applicable.

•
You believe the level of the applicable underlying Index will increase (if you invest in the Long ETNs or 2x Long ETNs) or decline (if you invest in the Inverse ETNs) by an amount, and at a time or times, sufficient to offset the sum of the Daily Investor Fees (and in the case of Early Redemption, the Early Redemption Charge) over your intended holding period of the ETNs and to provide you with a satisfactory return on your investment during the time you hold the ETNs.

•	You do not seek current income from this investment.

•	You do not seek a guaranteed return of principal.

•
You are a sophisticated investor using the ETNs to manage daily trading risks and you understand that the ETNs are designed to achieve their stated investment objectives on a daily basis, but their performance over longer periods of time can differ significantly from their stated daily objectives.

•	You understand that the Daily Investor Fees and the Early Redemption Charge, if applicable, will reduce your return (or increase your loss, as applicable) on your investment.

The ETNs may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in volatility in general and in the level of the applicable underlying Index in particular.

•	You seek a guaranteed return of principal.

•	You seek a long-term investment objective.

•
You believe the level of the applicable underlying Index will decrease (if you invest in the Long ETNs or 2x Long ETNs) or increase (if you invest in the Inverse ETNs) or will not increase (if you invest in the Long ETNs or 2x Long ETNs) or decrease (if you invest in the Inverse ETNs) by an amount, and at a time or times, sufficient to offset the sum of the Daily Investor Fees (and in the case of Early Redemption, the Early Redemption Charge) over your intended holding period of the ETNs and to provide you with a satisfactory return on your investment during the time you hold the ETNs.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

•	You are not a sophisticated investor and you seek an investment for other purposes than managing daily trading risks.

•	You seek an investment with a longer duration than a daily basis.

•
You do not want to pay Daily Investor Fees and the Early Redemption Charge, if applicable, which are charged on the ETNs and which will reduce your return (or increase your loss, as applicable) on your investment.

Will the ETNs be distributed by our affiliates?

Our affiliate, Credit Suisse Securities (USA) LLC (“CSSU”), a member of the Financial Industry Regulatory Authority (“FINRA”) will participate in the initial distribution of the ETNs on the initial settlement date and will likely participate in any future distribution of the ETNs.  CSSU is expected to charge normal commissions for the purchase of any ETNs and may also receive all or a portion of the investor fee. Any offering in which CSSU participates will be conducted in compliance with the requirements of NASD Rule 2720 of FINRA regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, CSSU may not make sales in offerings of the ETNs to any of its discretionary accounts without the prior written approval of the customer. Please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

What is the U.S. Federal income tax treatment of an investment in the ETNs?

Please refer to “Certain U.S. Federal Income Tax Considerations” on page PS-56 for a discussion of certain U.S. federal income tax considerations for making an investment in the ETNs.

What is the role of our affiliates?

Our affiliate, CSSU, is the underwriter for the offering and sale of the ETNs of each series.  After the initial offering, CSSU and/or other of our affiliated dealers currently intend, but are not obligated, to buy and sell the ETNs of any series to create a secondary market for holders of the ETNs of any such series, and may engage in other activities described in the section “Supplemental Plan of Distribution” in this pricing supplement, the accompanying prospectus supplement and prospectus.  However, neither CSSU nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them.

CSI will also act as one of the Calculation Agents for the ETNs.  In addition, we may in the future become a minority investor in an affiliate of VLS, and may in connection with such investment obtain customary rights to nominate a director of such affiliate.  As Calculation Agents CSI and VLS will make determinations with respect to the ETNs.  The determinations may be adverse to you.  You should refer to “Risk Factors—There Are Potential Conflicts of Interest Between You and the Calculation Agents” in this pricing supplement for more information.

Can you tell me more about the effect of Credit Suisse’s hedging activity?

We expect to hedge our obligations under the ETNs through one or more of our affiliates.  This hedging activity will likely involve purchases or sales of equity securities underlying the S&P 500® Index and/or trading in instruments, such as options, swaps or futures, related to the VIX Index (including the VIX futures contracts which are used to calculate the Indices), the S&P 500® Index (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® Index.  The costs of maintaining or adjusting this hedging activity could affect the value of the Index, and accordingly the value of the ETNs.  Moreover, this hedging activity may result in our or our affiliates’ receipt of a profit, even if the market value of the ETNs declines. You should refer to “Risk Factors—Trading and other transactions by us, our affiliates or third parties with whom we transact, in securities or financial instruments related to the applicable underlying Index may impair the market value of the ETNs” and “Risk Factors—There may be conflicts of interest between you, us, the Redemption Agent, and the Calculation Agents” and “Use of Proceeds and Hedging” in this pricing supplement.

Does ERISA Impose Any Limitations on Purchases of the ETNs?

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the ETNs as long as either (A) (1) no CSSU affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the ETNs or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the ETNs or (B) its acquisition and holding of the ETNs is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ETNs if the account, plan or annuity is for the benefit of an employee of CSSU or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of ETNs by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

HYPOTHETICAL EXAMPLES

Hypothetical Examples

The following examples show how the ETNs would perform in hypothetical circumstances.  These hypothetical examples are meant to illustrate the effect that different factors may have on the Redemption Amount.  These factors include fees, compounding of returns, underlying futures volatility, and underlying T-Bill rates.  Many other factors may affect the value of your ETNs, and these figures are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate a few of the potential possible Closing Indicative Values for the ETNs.  The figures in these examples have been rounded for convenience.

The information in the tables reflects hypothetical rates of return on the ETNs assuming that they are purchased on the Inception Date at the Closing Indicative Value and disposed of on the Maturity Date for the Maturity Redemption Amount.  We have not considered early redemption or acceleration for simplicity. Your ETNs may be accelerated early under certain circumstances.  Although your payment upon redemption or acceleration would be based on the Closing Indicative Value of the ETNs, which is calculated in the manner illustrated in the examples below, your payment upon early redemption would be subject to the Early Redemption Charge.

Any rate of return you may earn on an investment in the ETNs may be lower than that which you could earn on a comparable investment in the underlying futures.  The examples below assume no Market Disruption Event occurs.  Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your ETN, tax liabilities could affect the after-tax rate of return on your ETNs to a comparatively greater extent than the after-tax return on the underlying futures.

The prices of the futures contracts underlying the Indices have been highly volatile in the past and the performance of the Indices cannot be predicted for any future period.  The actual performance of the Indices over the life of the ETNs, as well as the amount payable at the relevant Early Redemption Date, Acceleration Date or the Maturity Date, as applicable, may bear little relation to the hypothetical return examples set forth below or to the hypothetical historical closing levels of the Index set forth elsewhere in this pricing supplement.  The examples included below are broken into sections to highlight some of the most significant factors that may affect the return on your ETNs.  Each section is based upon numerous assumptions related to interest rate levels, interest rate volatilities, interest rate spreads, underlying futures returns, underlying futures volatilities, and underlying futures funding and borrow costs.  No single example can easily capture all the possible influences on the value of your ETNs, and each example is a simplified hypothetical example intended purely to illustrate the effect of various key factors which can influence the value of your ETNs. Many of the factors will primarily affect the value of your ETNs by affecting the level of the Index.  These factors include, among others, interest rate levels, interest rate volatilities, interest rate spreads, underlying futures returns, underlying futures volatilities, and underlying futures funding and borrow costs.

Two of the most important factors that will affect the value of your ETNs are the directional change in the in the level of the applicable underlying Index (either up or down) and the annualized volatility of the applicable underlying Index itself.  The annualized volatility of each underlying Index is a measure of the magnitude and frequency of changes in the underlying Index closing level, and is equal to the standard deviation of the underlying Index’s daily returns over twenty years, annualized by multiplying by the square root of 252.  When we refer to “volatility in the daily change in Index levels” we mean that the annualized volatility of the daily closing levels of the applicable underlying Index over the relevant term.  We therefore provide four examples below that reflect four different scenarios related to these two factors.  The hypothetical examples highlight the negative impact of higher annualized volatility of the applicable underlying Index on the rate of return on your ETNs.  In Example 1 we show increasing Index levels with 10.21% annualized volatility in the daily change in Index levels over the relevant term.  In example 2 we show decreasing Index levels with 10.10% annualized volatility in the daily change in Index levels over the relevant term.  In example 3 we show increasing Index levels with 60.53% annualized volatility in the daily change in Index levels over the relevant term.  In Example 4 we show decreasing Index levels with 49.69% annualized volatility in the daily change in Index levels over the relevant term.  Because the Investor Fee is calculated on a daily basis, its effect on the value of your ETNs is dependent upon the path the applicable underlying Index takes rather than just the endpoint of the applicable underlying Index.  Each of these four examples is a random possibility generated by a computer among an infinite number of possible outcomes.  Your return may be materially worse.  As explained in “Risk Factors—The ETNs do not pay interest nor guarantee return of principal and you may lose all or a significant part of your investment in the ETNs” in this pricing supplement, in almost any potential scenario the Closing Indicative Value of your ETNs is likely to be close to zero after 20 years and we do not intend or expect any investor to hold the ETNs from inception to maturity.

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

Example 1. This example assumes the index increases by 478% with 10.21% annualized volatility in the daily change in Index levels over the relevant term.

Inverse ETNs:

A	B	C	D	E	F	G	H	I
Year	Index Level	Daily Accrual	Daily Index Factor	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value	Annualized Index Return	Annualized ETN Return
		Total for year	Total for year	Total for year	Total for year	At year end	Total for year	Total for year
00	100.00	0.00%	0.00%	0.00%	$0.00	$100.00	0.00%	0.00%
01	109.74	5.01%	9.74%	-5.22%	$0.88	$93.89	9.74%	-6.11%
02	104.37	5.48%	-4.89%	9.87%	$0.92	$102.12	-4.89%	8.77%
03	122.23	5.63%	17.11%	-11.73%	$0.93	$90.32	17.11%	-11.55%
04	138.52	4.80%	13.32%	-8.49%	$0.85	$82.01	13.32%	-9.21%
05	155.58	4.57%	12.32%	-7.72%	$0.77	$74.95	12.32%	-8.64%
06	189.37	4.77%	21.72%	-15.75%	$0.69	$63.30	21.72%	-15.74%
07	253.09	5.50%	33.64%	-22.99%	$0.54	$49.08	33.64%	-23.47%
08	280.79	5.02%	10.95%	-5.93%	$0.46	$45.56	10.95%	-7.18%
09	270.35	5.06%	-3.72%	8.07%	$0.46	$48.77	-3.72%	5.49%
10	295.24	5.60%	9.21%	-3.62%	$0.43	$46.21	9.21%	-5.25%
11	304.69	5.62%	3.20%	0.54%	$0.47	$46.35	3.20%	0.31%
12	331.19	5.40%	8.70%	-5.35%	$0.43	$44.13	8.70%	-5.35%
13	317.61	4.50%	-4.10%	7.83%	$0.41	$47.17	-4.10%	6.89%
14	387.27	4.73%	21.93%	-16.04%	$0.43	$39.75	21.93%	-15.74%
15	491.85	4.98%	27.00%	-18.92%	$0.34	$32.24	27.00%	-18.88%
16	514.06	4.68%	4.52%	-1.69%	$0.30	$31.65	4.52%	-1.84%
17	471.37	4.42%	-8.30%	12.00%	$0.32	$35.38	-8.30%	11.77%
18	448.43	4.53%	-4.87%	8.22%	$0.35	$38.07	-4.87%	8.24%
19	499.34	5.07%	11.35%	-6.15%	$0.36	$35.25	11.35%	-7.40%
20	577.98	4.61%	15.75%	-9.95%	$0.32	$31.30	15.75%	-11.20%

Total Return	477.98%	-68.70%

Long ETNs:

A	B	C	D	E	F	G	H	I
Year	Index Level	Daily Accrual	Daily Index Factor	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value	Annualized Index Return	Annualized ETN Return
		Total for year	Total for year	Total for year	Total for year	At year end	Total for year	Total for year
00	100.00	0.00%	0.00%	0.00%	$0.00	$100.00	0.00%	0.00%
01	109.74	5.01%	9.74%	15.37%	$1.06	$114.29	9.74%	14.29%
02	104.37	5.48%	-4.89%	0.49%	$1.09	$113.73	-4.89%	-0.48%
03	122.23	5.63%	17.11%	25.35%	$1.19	$139.57	17.11%	22.72%
04	138.52	4.80%	13.32%	19.12%	$1.38	$164.38	13.32%	17.77%
05	155.58	4.57%	12.32%	17.57%	$1.67	$191.42	12.32%	16.47%
06	189.37	4.77%	21.72%	29.24%	$1.99	$241.93	21.72%	26.76%
07	253.09	5.50%	33.64%	43.64%	$2.67	$338.38	33.64%	41.77%
08	280.79	5.02%	10.95%	16.31%	$3.40	$390.98	10.95%	15.55%
09	270.35	5.06%	-3.72%	1.27%	$3.63	$392.21	-3.72%	1.79%
10	295.24	5.60%	9.21%	14.65%	$4.17	$448.68	9.21%	14.40%
11	304.69	5.62%	3.20%	9.99%	$4.23	$485.15	3.20%	8.13%
12	331.19	5.40%	8.70%	16.64%	$4.93	$551.34	8.70%	14.40%
13	317.61	4.50%	-4.10%	0.46%	$5.51	$547.83	-4.10%	-0.64%
14	387.27	4.73%	21.93%	29.51%	$5.68	$693.66	21.93%	26.62%
15	491.85	4.98%	27.00%	34.85%	$7.60	$917.19	27.00%	32.22%
16	514.06	4.68%	4.52%	10.43%	$9.31	$994.99	4.52%	8.48%
17	471.37	4.42%	-8.30%	-3.42%	$9.15	$944.51	-8.30%	-5.07%
18	448.43	4.53%	-4.87%	0.02%	$8.86	$931.32	-4.87%	-1.91%
19	499.34	5.07%	11.35%	16.77%	$9.13	$1,080.64	11.35%	16.03%
20	577.98	4.61%	15.75%	20.69%	$11.28	$1,297.34	15.75%	20.05%

Total Return	477.98%	1197.34%

2x Long ETNs

A	B	C	D	E	F	G	H	I
Year	Index Level	Daily Accrual	Daily Index Factor	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value	Annualized Index Return	Annualized ETN Return
		Total for year	Total for year	Total for year	Total for year	At year end	Total for year	Total for year
00	100.00	0.00%	0.00%	0.00%	$0.00	$100.00	0.00%	0.00%
01	109.74	5.01%	9.74%	25.25%	$1.15	$124.07	9.74%	24.07%
02	104.37	5.48%	-4.89%	-5.52%	$1.16	$116.10	-4.89%	-6.42%
03	122.23	5.63%	17.11%	46.79%	$1.30	$164.95	17.11%	42.07%
04	138.52	4.80%	13.32%	33.88%	$1.67	$217.94	13.32%	32.13%
05	155.58	4.57%	12.32%	30.76%	$2.29	$282.26	12.32%	29.58%
06	189.37	4.77%	21.72%	57.65%	$3.12	$429.85	21.72%	53.13%
07	253.09	5.50%	33.64%	93.19%	$5.40	$795.44	33.64%	90.03%
08	280.79	5.02%	10.95%	27.16%	$8.23	$1,008.25	10.95%	26.75%
09	270.35	5.06%	-3.72%	-3.55%	$8.88	$963.22	-3.72%	-1.59%
10	295.24	5.60%	9.21%	22.74%	$11.15	$1,188.62	9.21%	23.40%
11	304.69	5.62%	3.20%	12.98%	$10.73	$1,310.57	3.20%	10.26%
12	331.19	5.40%	8.70%	27.46%	$13.93	$1,602.33	8.70%	23.84%
13	317.61	4.50%	-4.10%	-4.58%	$16.50	$1,510.61	-4.10%	-5.72%
14	387.27	4.73%	21.93%	58.22%	$16.70	$2,307.11	21.93%	52.73%
15	491.85	4.98%	27.00%	71.15%	$28.54	$3,833.75	27.00%	66.17%
16	514.06	4.68%	4.52%	15.00%	$40.60	$4,296.53	4.52%	12.07%
17	471.37	4.42%	-8.30%	-11.67%	$37.25	$3,702.47	-8.30%	-13.83%
18	448.43	4.53%	-4.87%	-5.61%	$33.64	$3,430.91	-4.87%	-8.33%
19	499.34	5.07%	11.35%	28.20%	$33.91	$4,386.19	11.35%	27.84%
20	577.98	4.61%	15.75%	37.82%	$49.27	$6,039.56	15.75%	37.69%

Total Return	477.98%	5939.56%

Example 2. This example assumes the index decreases by 67% with 10.10% annualized volatility in the daily change in Index levels over the relevant term.

Inverse ETNs:

A	B	C	D	E	F	G	H	I
Year	Index Level	Daily Accrual	Daily Index Factor	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value	Annualized Index Return	Annualized ETN Return
		Total for year	Total for year	Total for year	Total for year	At Year End	Total for year	Total for year
00	100.00	0.00%	0.00%	0.00%	$0.00	$100.00	0.00%	0.00%
01	90.39	4.92%	-9.61%	15.19%	$1.03	$114.10	-9.61%	14.10%
02	77.69	4.21%	-14.05%	20.31%	$1.14	$135.74	-14.05%	18.97%
03	87.35	3.02%	12.43%	-9.04%	$1.25	$121.95	12.43%	-10.16%
04	74.30	2.99%	-14.94%	19.31%	$1.29	$144.87	-14.94%	18.79%
05	72.83	3.46%	-1.98%	4.48%	$1.40	$149.91	-1.98%	3.38%
06	64.19	3.37%	-11.86%	15.28%	$1.65	$172.16	-11.86%	14.07%
07	61.89	3.42%	-3.58%	5.01%	$1.68	$180.97	-3.58%	4.35%
08	53.73	3.41%	-13.18%	17.05%	$1.75	$211.20	-13.18%	16.71%
09	53.90	3.13%	0.32%	1.68%	$2.01	$212.72	0.32%	-0.16%
10	47.05	3.69%	-12.71%	17.91%	$2.17	$247.70	-12.71%	16.44%
11	42.97	3.90%	-8.67%	12.11%	$2.55	$276.39	-8.67%	11.58%
12	36.83	4.30%	-14.29%	22.30%	$2.82	$330.26	-14.29%	20.32%
13	43.33	4.07%	17.65%	-12.02%	$2.89	$286.70	17.65%	-13.19%
14	40.43	3.53%	-6.69%	10.32%	$2.92	$311.96	-6.69%	8.81%
15	37.88	3.23%	-6.31%	9.42%	$3.09	$337.26	-6.31%	8.11%
16	36.11	2.97%	-4.67%	6.99%	$3.20	$357.97	-4.67%	6.14%
17	32.83	3.33%	-9.08%	11.78%	$3.61	$398.51	-9.08%	11.33%
18	35.77	3.35%	8.96%	-4.96%	$3.80	$370.66	8.96%	-6.38%
19	30.57	3.27%	-14.54%	19.75%	$3.67	$439.30	-14.54%	18.52%
20	32.56	3.29%	6.51%	-4.34%	$4.20	$417.34	6.51%	-5.00%

Total Return	-67.44%	317.34%

Long ETNs:

A	B	C	D	E	F	G	H	I
Year	Index Level	Daily Accrual	Daily Index Factor	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value	Annualized Index Return	Annualized ETN Return
		Total for year	Total for year	Total for year	Total for year	At Year End	Total for year	Total for year
00	100.00	0.00%	0.00%	0.00%	$0.00	$100.00	0.00%	0.00%
01	90.39	4.92%	-9.61%	-5.05%	$0.91	$94.05	-9.61%	-5.95%
02	77.69	4.21%	-14.05%	-10.43%	$0.88	$83.52	-14.05%	-11.20%
03	87.35	3.02%	12.43%	15.56%	$0.84	$95.87	12.43%	14.78%
04	74.30	2.99%	-14.94%	-11.89%	$0.83	$83.23	-14.94%	-13.18%
05	72.83	3.46%	-1.98%	1.47%	$0.80	$83.65	-1.98%	0.59%
06	64.19	3.37%	-11.86%	-8.30%	$0.71	$75.51	-11.86%	-9.09%
07	61.89	3.42%	-3.58%	0.89%	$0.71	$74.62	-3.58%	-0.41%
08	53.73	3.41%	-13.18%	-9.54%	$0.72	$66.40	-13.18%	-11.03%
09	53.90	3.13%	0.32%	3.51%	$0.64	$68.07	0.32%	3.42%
10	47.05	3.69%	-12.71%	-9.68%	$0.62	$61.07	-12.71%	-10.28%
11	42.97	3.90%	-8.67%	-4.56%	$0.56	$57.45	-8.67%	-5.94%
12	36.83	4.30%	-14.29%	-11.68%	$0.52	$50.91	-14.29%	-11.94%
13	43.33	4.07%	17.65%	22.15%	$0.54	$61.80	17.65%	21.37%
14	40.43	3.53%	-6.69%	-3.73%	$0.56	$59.17	-6.69%	-4.25%
15	37.88	3.23%	-6.31%	-3.46%	$0.55	$56.72	-6.31%	-4.14%
16	36.11	2.97%	-4.67%	-1.64%	$0.55	$55.17	-4.67%	-2.73%
17	32.83	3.33%	-9.08%	-5.47%	$0.51	$51.37	-9.08%	-6.89%
18	35.77	3.35%	8.96%	11.38%	$0.49	$57.33	8.96%	10.92%
19	30.57	3.27%	-14.54%	-11.72%	$0.53	$50.14	-14.54%	-12.53%
20	32.56	3.29%	6.51%	10.37%	$0.48	$54.67	6.51%	9.03%

Total Return	-67.44%	-45.33%

2x Long ETNs:

A	B	C	D	E	F	G	H	I
Year	Index Level	Daily Accrual	Daily Index Factor	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value	Annualized Index Return	Annualized ETN Return
		Total for year	Total for year	Total for year	Total for year	At Year End	Total for year	Total for year
00	100.00	0.00%	0.00%	0.00%	$0.00	$100.00	0.00%	0.00%
01	90.39	4.92%	-9.61%	-14.93%	$0.85	$84.27	-9.61%	-15.73%
02	77.69	4.21%	-14.05%	-23.91%	$0.75	$63.66	-14.05%	-24.46%
03	87.35	3.02%	12.43%	28.19%	$0.66	$81.28	12.43%	27.69%
04	74.30	2.99%	-14.94%	-25.42%	$0.63	$59.43	-14.94%	-26.89%
05	72.83	3.46%	-1.98%	-1.60%	$0.57	$57.92	-1.98%	-2.36%
06	64.19	3.37%	-11.86%	-19.65%	$0.43	$45.54	-11.86%	-20.27%
07	61.89	3.42%	-3.58%	-2.78%	$0.42	$42.91	-3.58%	-4.35%
08	53.73	3.41%	-13.18%	-21.83%	$0.41	$32.76	-13.18%	-23.64%
09	53.90	3.13%	0.32%	2.65%	$0.32	$33.31	0.32%	3.48%
10	47.05	3.69%	-12.71%	-22.26%	$0.28	$25.80	-12.71%	-22.55%
11	42.97	3.90%	-8.67%	-13.34%	$0.22	$21.93	-8.67%	-15.00%
12	36.83	4.30%	-14.29%	-26.03%	$0.19	$16.50	-14.29%	-25.75%
13	43.33	4.07%	17.65%	41.75%	$0.19	$23.32	17.65%	41.36%
14	40.43	3.53%	-6.69%	-11.48%	$0.20	$20.62	-6.69%	-11.60%
15	37.88	3.23%	-6.31%	-10.67%	$0.18	$18.33	-6.31%	-11.08%
16	36.11	2.97%	-4.67%	-6.87%	$0.18	$16.86	-4.67%	-8.05%
17	32.83	3.33%	-9.08%	-14.59%	$0.15	$14.10	-9.08%	-16.34%
18	35.77	3.35%	8.96%	18.65%	$0.14	$16.97	8.96%	18.80%
19	30.57	3.27%	-14.54%	-25.37%	$0.15	$12.55	-14.54%	-26.02%
20	32.56	3.29%	6.51%	16.50%	$0.12	$14.41	6.51%	14.79%

Total Return	-67.44%	-85.59%

Example 3. This example assumes the index increases by 3973% with 60.53% annualized volatility in the daily change in Index levels over the relevant term.

Inverse ETNs:

A	B	C	D	E	F	G	H	I
Year	Index Level	Daily Accrual	Daily Index Factor	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value	Annualized Index Return	Annualized ETN Return
		Total for year	Total for year	Total for year	Total for year	At Year End	Total for year	Total for year
00	100.00	0.00%	0.00%	0.00%	$0.00	$100.00	0.00%	0.00%
01	188.36	5.58%	88.36%	-61.68%	$0.57	$37.96	88.36%	-62.04%
02	215.66	5.27%	14.49%	-29.76%	$0.27	$25.06	14.49%	-33.98%
03	335.67	4.59%	55.65%	-50.69%	$0.12	$11.77	55.65%	-53.03%
04	158.43	4.17%	-52.80%	49.70%	$0.11	$17.39	-52.80%	47.74%
05	74.70	4.60%	-52.85%	52.51%	$0.19	$26.27	-52.85%	51.72%
06	31.32	5.39%	-58.07%	64.61%	$0.30	$44.32	-58.07%	58.97%
07	52.63	5.51%	68.03%	-57.57%	$0.39	$19.41	68.03%	-56.29%
08	34.20	4.99%	-35.02%	5.03%	$0.14	$19.89	-35.02%	2.45%
09	85.79	5.41%	150.88%	-69.55%	$0.10	$6.00	150.88%	-69.90%
10	131.01	6.52%	52.71%	-53.54%	$0.04	$2.75	52.71%	-54.12%
11	168.71	5.48%	28.78%	-44.95%	$0.02	$1.53	28.78%	-44.38%
12	867.35	4.41%	414.10%	-85.25%	$0.01	$0.20	414.10%	-85.78%
13	878.95	2.78%	1.34%	-42.71%	$0.00	$0.13	1.34%	-36.63%
14	1168.16	2.31%	32.90%	-50.87%	$0.00	$0.06	32.90%	-50.33%
15	911.00	2.58%	-22.01%	-3.30%	$0.00	$0.06	-22.01%	-8.00%
16	493.33	3.20%	-45.85%	34.34%	$0.00	$0.08	-45.85%	30.01%
17	450.78	3.02%	-8.62%	-21.55%	$0.00	$0.06	-8.62%	-24.46%
18	898.54	3.56%	99.33%	-59.15%	$0.00	$0.02	99.33%	-61.40%
19	1995.54	3.46%	122.09%	-68.16%	$0.00	$0.01	122.09%	-68.83%
20	4073.34	2.27%	104.12%	-65.32%	$0.00	$0.00	104.12%	-64.51%

Total Return	3973.34%	-100.00%

Long ETNs:

A	B	C	D	E	F	G	H	I
Year	Index Level	Daily Accrual	Daily Index Factor	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value	Annualized Index Return	Annualized ETN Return
		Total for year	Total for year	Total for year	Total for year	At Year End	Total for year	Total for year
00	100.00	0.00%	0.00%	0.00%	$0.00	$100.00	0.00%	0.00%
01	188.36	5.58%	88.36%	99.13%	$1.57	$197.26	88.36%	97.26%
02	215.66	5.27%	14.49%	14.29%	$2.31	$235.80	14.49%	19.54%
03	335.67	4.59%	55.65%	56.47%	$4.00	$380.60	55.65%	61.41%
04	158.43	4.17%	-52.80%	-50.95%	$3.36	$185.57	-52.80%	-51.24%
05	74.70	4.60%	-52.85%	-50.61%	$1.43	$90.77	-52.85%	-51.31%
06	31.32	5.39%	-58.07%	-54.35%	$0.65	$39.78	-58.07%	-53.61%
07	52.63	5.51%	68.03%	84.98%	$0.38	$69.96	68.03%	76.36%
08	34.20	4.99%	-35.02%	-32.69%	$0.77	$47.33	-35.02%	-32.34%
09	85.79	5.41%	150.88%	164.79%	$0.94	$124.15	150.88%	162.78%
10	131.01	6.52%	52.71%	62.50%	$1.55	$200.40	52.71%	61.42%
11	168.71	5.48%	28.78%	38.72%	$2.31	$269.99	28.78%	34.73%
12	867.35	4.41%	414.10%	389.96%	$7.13	$1,436.37	414.10%	398.82%
13	878.95	2.78%	1.34%	15.14%	$18.60	$1,482.49	1.34%	3.21%
14	1168.16	2.31%	32.90%	38.77%	$15.66	$1,997.20	32.90%	34.72%
15	911.00	2.58%	-22.01%	-23.25%	$19.45	$1,583.29	-22.01%	-20.72%
16	493.33	3.20%	-45.85%	-45.39%	$10.54	$876.99	-45.85%	-44.61%
17	450.78	3.02%	-8.62%	-8.50%	$8.07	$818.11	-8.62%	-6.71%
18	898.54	3.56%	99.33%	84.68%	$9.92	$1,673.83	99.33%	92.17%
19	1995.54	3.46%	122.09%	127.29%	$22.83	$3,811.38	122.09%	127.70%
20	4073.34	2.27%	104.12%	115.49%	$52.18	$7,883.27	104.12%	106.83%

Total Return	3973.34%	7783.27%

2x Long ETNs:

A	B	C	D	E	F	G	H	I
Year	Index Level	Daily Accrual	Daily Index Factor	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value	Annualized Index Return	Annualized ETN Return
		Total for year	Total for year	Total for year	Total for year	At Year End	Total for year	Total for year
00	100.00	0.00%	0.00%	0.00%	$0.00	$100.00	0.00%	0.00%
01	188.36	5.58%	88.36%	157.83%	$2.22	$255.40	88.36%	155.40%
02	215.66	5.27%	14.49%	-10.32%	$3.10	$253.90	14.49%	-0.58%
03	335.67	4.59%	55.65%	64.52%	$6.76	$449.56	55.65%	77.06%
04	158.43	4.17%	-52.80%	-84.28%	$3.25	$70.51	-52.80%	-84.32%
05	74.70	4.60%	-52.85%	-84.04%	$0.39	$11.14	-52.85%	-84.34%
06	31.32	5.39%	-58.07%	-86.75%	$0.05	$1.38	-58.07%	-86.17%
07	52.63	5.51%	68.03%	127.84%	$0.01	$2.88	68.03%	109.42%
08	34.20	4.99%	-35.02%	-72.67%	$0.03	$0.80	-35.02%	-72.10%
09	85.79	5.41%	150.88%	383.39%	$0.03	$3.84	150.88%	380.70%
10	131.01	6.52%	52.71%	65.26%	$0.05	$6.32	52.71%	64.64%
11	168.71	5.48%	28.78%	24.21%	$0.07	$7.48	28.78%	18.35%
12	867.35	4.41%	414.10%	1432.36%	$0.49	$137.30	414.10%	1504.98%
13	878.95	2.78%	1.34%	-19.23%	$2.13	$90.80	1.34%	-33.87%
14	1168.16	2.31%	32.90%	22.97%	$0.87	$106.28	32.90%	17.05%
15	911.00	2.58%	-22.01%	-59.58%	$0.93	$46.36	-22.01%	-56.38%
16	493.33	3.20%	-45.85%	-80.15%	$0.20	$9.56	-45.85%	-79.37%
17	450.78	3.02%	-8.62%	-45.05%	$0.07	$5.52	-8.62%	-42.27%
18	898.54	3.56%	99.33%	133.21%	$0.07	$16.06	99.33%	155.61%
19	1995.54	3.46%	122.09%	237.68%	$0.26	$54.99	122.09%	242.30%
20	4073.34	2.27%	104.12%	226.79%	$0.94	$167.29	104.12%	204.24%

Total Return	3973.34%	67.29%

Example 4. This example assumes the index decreases by 99% with 49.69% annualized volatility in the daily change in Index levels over the relevant term.

Inverse ETNs:

A	B	C	D	E	F	G	H	I
Year	Index Level	Daily Accrual	Daily Index Factor	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value	Annualized Index Return	Annualized ETN Return
		Total for year	Total for year	Total for year	Total for year	At Year End	Total for year	Total for year
00	100.00	0.00%	0.00%	0.00%	$0.00	$100.00	0.00%	0.00%
01	44.21	3.30%	-55.79%	75.99%	$1.19	$174.33	-55.79%	74.33%
02	35.88	3.42%	-18.85%	1.08%	$1.49	$172.32	-18.85%	-1.15%
03	34.53	2.64%	-3.76%	-13.60%	$1.49	$145.66	-3.76%	-15.47%
04	18.35	2.74%	-46.86%	52.35%	$1.80	$216.10	-46.86%	48.36%
05	16.25	2.59%	-11.42%	-11.17%	$1.73	$190.12	-11.42%	-7.80%
06	14.11	2.97%	-13.20%	-10.46%	$1.61	$168.25	-13.20%	-9.28%
07	7.82	3.44%	-44.60%	51.04%	$1.63	$241.01	-44.60%	49.44%
08	6.55	4.17%	-16.20%	-6.25%	$1.80	$229.81	-16.20%	-4.65%
09	5.68	4.16%	-13.21%	-8.04%	$1.96	$209.32	-13.21%	-9.59%
10	13.53	4.06%	138.03%	-65.70%	$1.70	$70.10	138.03%	-66.51%
11	10.98	2.85%	-18.87%	-4.46%	$0.87	$68.83	-18.87%	-1.83%
12	11.53	2.96%	5.00%	-22.83%	$0.60	$53.67	5.00%	-23.33%
13	13.91	2.79%	20.71%	-36.75%	$0.58	$34.83	20.71%	-35.11%
14	9.89	2.39%	-28.89%	4.29%	$0.41	$39.02	-28.89%	12.03%
15	7.44	2.75%	-24.75%	7.68%	$0.32	$40.50	-24.75%	3.81%
16	3.91	2.01%	-47.49%	54.14%	$0.46	$60.21	-47.49%	48.67%
17	5.60	1.68%	43.36%	-44.62%	$0.45	$32.84	43.36%	-45.45%
18	3.98	2.13%	-29.03%	12.73%	$0.45	$36.76	-29.03%	9.62%
19	3.22	2.41%	-19.03%	-6.12%	$0.33	$35.02	-19.03%	-4.73%
20	1.11	2.29%	-65.39%	121.57%	$0.60	$78.91	-65.39%	125.34%

Total Return	-98.89%	-21.09%

Long ETNs:

A	B	C	D	E	F	G	H	I
Year	Index Level	Daily Accrual	Daily Index Factor	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value	Annualized Index Return	Annualized ETN Return
		Total for year	Total for year	Total for year	Total for year	At Year End	Total for year	Total for year
00	100.00	0.00%	0.00%	0.00%	$0.00	$100.00	0.00%	0.00%
01	44.21	3.30%	-55.79%	-54.30%	$0.72	$45.27	-55.79%	-54.73%
02	35.88	3.42%	-18.85%	-17.06%	$0.45	$37.66	-18.85%	-16.81%
03	34.53	2.64%	-3.76%	-2.42%	$0.36	$36.86	-3.76%	-2.13%
04	18.35	2.74%	-46.86%	-46.31%	$0.25	$19.94	-46.86%	-45.90%
05	16.25	2.59%	-11.42%	-9.09%	$0.21	$17.95	-11.42%	-13.91%
06	14.11	2.97%	-13.20%	-10.87%	$0.18	$15.90	-13.20%	-13.65%
07	7.82	3.44%	-44.60%	-45.16%	$0.14	$9.03	-44.60%	-45.63%
08	6.55	4.17%	-16.20%	-10.29%	$0.10	$7.82	-16.20%	-13.46%
09	5.68	4.16%	-13.21%	-9.52%	$0.08	$7.00	-13.21%	-9.72%
10	13.53	4.06%	138.03%	144.35%	$0.08	$17.20	138.03%	145.54%
11	10.98	2.85%	-18.87%	-13.50%	$0.12	$14.22	-18.87%	-17.32%
12	11.53	2.96%	5.00%	10.37%	$0.13	$15.24	5.00%	8.98%
13	13.91	2.79%	20.71%	28.49%	$0.12	$18.74	20.71%	22.96%
14	9.89	2.39%	-28.89%	-21.49%	$0.13	$13.52	-28.89%	-27.85%
15	7.44	2.75%	-24.75%	-24.76%	$0.14	$10.36	-24.75%	-23.38%
16	3.91	2.01%	-47.49%	-47.86%	$0.07	$5.50	-47.49%	-46.93%
17	5.60	1.68%	43.36%	44.98%	$0.06	$7.94	43.36%	44.41%
18	3.98	2.13%	-29.03%	-27.37%	$0.05	$5.70	-29.03%	-26.70%
19	3.22	2.41%	-19.03%	-15.04%	$0.05	$4.68	-19.03%	-17.84%
20	1.11	2.29%	-65.39%	-63.65%	$0.02	$1.64	-65.39%	-64.91%

Total Return	-98.89%	-98.36%

2x Long ETNs:

A	B	C	D	E	F	G	H	I
Year	Index Level	Daily Accrual	Daily Index Factor	Daily ETN Performance	Daily Investor Fee	Closing Indicative Value	Annualized Index Return	Annualized ETN Return
		Total for year	Total for year	Total for year	Total for year	At Year End	Total for year	Total for year
00	100.00	0.00%	0.00%	0.00%	$0.00	$100.00	0.00%	0.00%
01	44.21	3.30%	-55.79%	-84.90%	$0.54	$14.95	-55.79%	-85.05%
02	35.88	3.42%	-18.85%	-47.95%	$0.14	$7.91	-18.85%	-47.12%
03	34.53	2.64%	-3.76%	-26.06%	$0.07	$5.94	-3.76%	-24.90%
04	18.35	2.74%	-46.86%	-78.44%	$0.03	$1.31	-46.86%	-77.89%
05	16.25	2.59%	-11.42%	-38.57%	$0.01	$0.80	-11.42%	-44.27%
06	14.11	2.97%	-13.20%	-42.22%	$0.01	$0.46	-13.20%	-45.23%
07	7.82	3.44%	-44.60%	-77.60%	$0.00	$0.11	-44.60%	-77.77%
08	6.55	4.17%	-16.20%	-40.17%	$0.00	$0.06	-16.20%	-43.73%
09	5.68	4.16%	-13.21%	-40.06%	$0.00	$0.04	-13.21%	-39.75%
10	13.53	4.06%	138.03%	346.42%	$0.00	$0.17	138.03%	355.22%
11	10.98	2.85%	-18.87%	-43.39%	$0.00	$0.09	-18.87%	-47.71%
12	11.53	2.96%	5.00%	-5.06%	$0.00	$0.08	5.00%	-6.54%
13	13.91	2.79%	20.71%	23.31%	$0.00	$0.09	20.71%	14.15%
14	9.89	2.39%	-28.89%	-53.05%	$0.00	$0.04	-28.89%	-59.77%
15	7.44	2.75%	-24.75%	-58.06%	$0.00	$0.02	-24.75%	-56.05%
16	3.91	2.01%	-47.49%	-79.57%	$0.00	$0.00	-47.49%	-78.62%
17	5.60	1.68%	43.36%	60.14%	$0.00	$0.01	43.36%	60.40%
18	3.98	2.13%	-29.03%	-59.69%	$0.00	$0.00	-29.03%	-58.53%
19	3.22	2.41%	-19.03%	-46.53%	$0.00	$0.00	-19.03%	-49.48%
20	1.11	2.29%	-65.39%	-90.12%	$0.00	$0.00	-65.39%	-90.70%

Total Return	-98.89%	-100.00%

RISK FACTORS

The ETNs are senior unsecured debt obligations of Credit Suisse AG (“Credit Suisse”).  The ETNs are Senior Medium-Term Notes as described in the accompanying prospectus supplement and prospectus and are riskier than ordinary unsecured debt securities.  The return on the ETNs of any series will be based on the performance of the applicable underlying Index.  Investing in the ETNs is not equivalent to investing directly in the Index itself.  See “The Indices” below for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus supplement and prospectus before investing in the ETNs.

The ETNs do not pay interest nor guarantee return of principal and you may lose all or a significant part of your investment in the ETNs

The terms of the ETNs differ from those of ordinary debt securities in that the ETNs neither pay interest nor guarantee payment of the stated principal amount at maturity, on early redemption or upon acceleration, and may incur a loss of principal due to fluctuations in the Closing Indicative Value.  Because the payment due at maturity may be less than the amount originally invested in the ETNs, the return on the ETNs (the effective yield to maturity) may be negative.  Even if it is positive, the return payable on the ETNs may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The Early Redemption Amount, Accelerated Redemption Amount and Maturity Redemption Amount, as applicable, will each depend on the change in the level of the applicable underlying Index.  Because of the manner in which the underlying Indices are calculated and because the ETNs are linked to the daily returns of the applicable underlying Index (including inverse or leveraged exposure for the Inverse ETNs and 2x Long ETNs respectively), the applicable redemption amount is very likely to be less than the initial principal amount of the ETNs, and you are likely to lose part or all of your initial investment.

Each Index seeks to replicate exposure to one or more maturities of futures contracts on the VIX Index, which reflect implied volatility of the S&P 500® Index at various points along the volatility forward curve.  The calculation of the level of the VIX Index is based on prices of put and call options on the S&P 500® Index.  Futures on the VIX Index allow investors the ability to invest in forward volatility based on their view of the future direction of movement of the VIX Index.  Each underlying Index is intended to reflect the returns that are potentially available through an unleveraged investment in the futures contract or contracts on the VIX Index.  The S&P 500 VIX Short-Term Futures™ Index ER targets a constant weighted average futures maturity of one month.  The S&P 500 VIX Mid-Term Futures™ Index ER targets a constant weighted average futures maturity of five months.   Because of the large and sudden price movement associated with futures on the VIX Index, and the daily objective of the ETNs (including inverse or leveraged exposure), the ETNs are intended specifically for short term trading. You should monitor the performance of your ETNs as frequently as possible, even intraday.

The ETNs do not accurately provide exposure to the level of the VIX Index (and, in any event, are subject to fees and other costs).  Instead the ETNs track an index of futures on the VIX Index.  The impact of rolling futures contracts, compounding of returns (including inverse and leveraged exposure for the Inverse ETNs and 2x Long ETNs respectively), and volatility will very likely erode any potential returns of the VIX Index.

Investors with a horizon longer than one Index Business Day should carefully consider whether the ETNs are appropriate for their investment portfolio.  As discussed above, because the ETNs are meant to provide daily exposure (including inverse or leveraged exposure for the Inverse ETNs and 2x Long ETNs respectively) to the underlying futures, their performance over any period of time—over days, weeks, months or years—can differ significantly from the performance of the applicable underlying Index during the same period of time.  Therefore, it is likely that you will suffer significant losses even if the long-term performance of the applicable underlying Index was in the desired direction.  For instance, it is possible for the level of the applicable underlying Index to decrease while the market value of the Inverse ETNs declines, or for the level of the applicable underlying Index to increase while the market value of the Long ETNs or 2x Long ETNs declines.  You should proceed with extreme caution in considering an investment in the ETNs.

Even if the amount payable on your ETNs on the Early Redemption Date, Acceleration Date or the Maturity Date, as applicable, is greater than the price you paid for your ETNs, it may not compensate you for a loss in value due to inflation and other factors relating to the value of money over time.  Thus, even in those circumstances, the overall return you earn on your ETNs may be less than what you would have earned by investing in a debt security that bears interest at a prevailing market rate.

The ETNs are subject to the credit risk of Credit Suisse

Although the return on the ETNs of each series will be based on the performance of the applicable underlying Index, the payment of any amount due on the ETNs, including any payment at maturity, is subject to the credit risk of Credit Suisse.  Investors are dependant on Credit Suisse’s ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk.  In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the ETNs prior to maturity.

The ETNs may not be a suitable investment for you

The ETNs may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in volatility in general and in the level of the applicable underlying Index in particular.

•	You seek a guaranteed return of principal.

•	You seek a long-term investment objective.

•
You believe the level of the applicable underlying Index will decrease (if you invest in the Long ETNs or 2x Long ETNs) or increase (if you invest in the Inverse ETNs) or will not increase (if you invest in the Long ETNs or 2x Long ETNs) or decrease (if you invest in the Inverse ETNs) by an amount, and at a time or times, sufficient to offset the sum of the Daily Investor Fees (and in the case of Early Redemption, the Early Redemption Charge) over your intended holding period of the ETNs and to provide you with a satisfactory return on your investment during the time you hold the ETNs.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

•	You are not a sophisticated investor and you seek an investment for other purposes than managing daily trading risks.

•	You seek an investment with a longer duration than a daily basis.

•
You do not want to pay Daily Investor Fees and the Early Redemption Charge, if applicable, which are charged on the ETNs and which will reduce your return (or increase your loss, as applicable) on your investment.

Long holding period risk

The ETNs are only suitable for a very short investment horizon.  The relationship between the level of the VIX Index and the underlying futures on the VIX Index will begin to break down as the length of an investor’s holding period increases, even within the course of a single Index Business Day.  The relationship between the level of the applicable underlying Index and the Closing Indicative Value and Intraday Indicative Value of the ETNs will also begin to break down as the length of an investor’s holding period increases.  The ETNs are not long term substitutes for long or short positions in the futures underlying the VIX Index.  Further, over a longer holding period, the applicable underlying Index is more likely to experience a dramatic price movement that may result in the Intraday Indicative Value becoming equal to or less than twenty percent (20%) of the prior day’s Closing Indicative Value.  Upon such an event, your ETNs would be subject to acceleration and you will likely lose all or a substantial portion of your investment.  The long term expected value of your ETNs is zero.  If you hold your ETNs as a long term investment, it is likely that you will lose all or a substantial portion of your investment.

The ETNs are not linked to the VIX Index

The ETNs are linked to the daily performance of the applicable underlying Index, which in turn is linked to prices of futures contracts on the VIX Index.  The applicable underlying Index takes notional long positions in futures contracts on the VIX Index.  The Index and these futures will not necessarily track the performance of the VIX Index.  Your ETNs may not benefit from increases (or in the case of the Inverse ETNs, decreases) in the level of the VIX Index because such increases (or in the case of the Inverse ETNs, decreases) will not necessarily cause the level of the relevant futures contracts on the VIX Index to increase (or in the case of the Inverse ETNs, decrease). Additionally, the rolling of the futures contracts reflected in the applicable underlying Index may decrease your returns.  A hypothetical investment that was linked directly to the performance of the VIX Index could generate a higher return than your ETNs.

Your ETNs are not linked to the options used to calculate the VIX Index, to the actual volatility of the S&P 500® Index or to the equity securities included in the S&P 500® Index

The VIX Index measures the 30-day forward volatility of the S&P 500® Index as calculated based on the prices of certain put and call options on the S&P 500® Index.  The actual volatility of the S&P 500® Index may differ significantly from the level predicted by the VIX Index.  The Closing Indicative Value and the Intraday Indicative Value of the ETNs are based on the value of the applicable underlying Index, which is based on the relevant futures on the VIX Index.  Your ETNs are not linked to the realized volatility of the S&P 500® Index and will not reflect the return you would realize if you owned, or held a short position in, the equity securities underlying the S&P 500® Index or if you traded the put and call options used to calculate the level of the VIX Index.

The VIX Index is a theoretical calculation and is not a tradable index

The VIX Index is a theoretical calculation and cannot be traded on a spot price basis.  The settlement price at maturity of the futures contracts on the VIX Index contained in the Indices is based on this theoretically derived calculation.  As a result the behavior of the futures contracts may be different from futures contracts whose settlement price is based on a tradable asset.

Changes in the Treasury Bill Rate may affect the value of your ETNs

The value of the ETNs is linked, in part, to the rate of interest that could be earned on an investment of the Closing Indicative Value of the ETNs at the T-Bill rate, which comprises the weekly investment rate for 90-day U.S. Treasury bills (as described in further detail under “Daily Accrual”).  Changes in the prevailing investment rate for U.S. Treasury bills, and therefore the T-Bill rate, may affect the amount payable on your ETNs at maturity or upon redemption and, therefore, the market value of your ETNs. Any decrease in T-Bill rate will decrease the rate at which the accrued interest increases and will, therefore, adversely affect the amount payable on your ETNs at maturity or upon redemption.

Lower or higher prices for futures contracts underlying the Indices relative to the level of the VIX Index may adversely affect the Closing Indicative Value of the ETNs

The Indices are linked to futures contracts on the spot level of the VIX Index.  Some of these futures contracts are rolled forward every day.  If the value of the futures contracts being bought is less than the value of the futures contracts being sold, the level of the applicable underlying Index may increase relative to the VIX Index.  This increase in the level of the applicable underlying Index would adversely affect the Closing Indicative Value of the Inverse ETNs.  If the value of the futures contracts being bought is more than the value of the futures contracts being sold, the applicable underlying Index may decrease relative to the VIX Index.  This decrease in the level of the applicable underlying Index would adversely affect the Closing Indicative Value of the Long ETNs and 2x Long ETNs.

Daily rebalancing of the Indices may impact trading in the underlying futures contracts

The daily rebalancing of the futures contracts underlying the Indices may cause the Issuer, our affiliates, or third parties with whom we transact to adjust their hedges accordingly.  The trading activity associated with these hedging transactions will contribute to the trading volume of the underlying futures contracts and may adversely affect the market price of such underlying futures contracts and in turn the level of the applicable underlying Index.

If the current Closing Indicative Value increases above $100, any subsequent adverse daily performance of the applicable underlying Index will result in a larger decrease in the level of the Closing Indicative Value than if the current Closing Indicative Value had remained constant at $100

If the current Closing Indicative Value increases above $100, the amount of decrease of the Closing Indicative Value resulting from an adverse daily performance of the applicable underlying Index will increase accordingly. This is because the applicable Daily Index Performance will be applied to a Closing Indicative Value larger than $100.  As such, the amount of decrease from any adverse daily performance of the applicable underlying Index will be more than if the Closing Indicative Value were maintained constant at $100.  This means that if the Closing Indicative Value increases above $100, it will take smaller adverse daily performances to decrease the Closing Indicative Value (and subsequently the value of your investment) back to the amount of the Initial Indicative Value than would have been the case if the Closing Indicative Value were maintained at $100.  Further, if you invest in the Inverse ETNs or 2x Long ETNs, you could lose more than 1% of your initial investment for each 1% of adverse daily performance of the applicable underlying Index and if you invest in the 2x Long ETNs, you could lose more than 2% of your initial investment for each 1% of adverse daily performance of the applicable underlying Index.

If the current Closing Indicative Value decreases below $100 any subsequent beneficial daily performance of the applicable underlying Index will result in a smaller increase in the Closing Indicative Value than if the Closing Indicative Value remained constant at $100

If the current Closing Indicative Value decreases below $100, the amount of increase of the Closing Indicative Value resulting from a beneficial daily performance of the applicable underlying Index will decrease correspondingly.  This is because the applicable Daily Index Performance will be applied to a smaller Closing Indicative Value than $100.  As such, the amount of increase from any beneficial daily performance of the applicable underlying Index will be less than if the Closing Indicative Value were maintained constant at $100.  This means that if the Closing Indicative Value decreases below $100, it will take larger beneficial daily performances to restore the Closing Indicative Value (and subsequently the value of your investment) back to the amount the Initial Indicative Value than would have been the case if the Closing Indicative Value were maintained at $100.  Further, if you invest in the Inverse ETNs or 2x Long ETNs, you could gain less than 1% of your initial investment for each 1% of beneficial daily performance of the applicable underlying Index and if you invest in the 2x Long ETNs, you could gain less than 2% of your initial investment for each 1% of beneficial daily performance of the Index.

If the Intraday Indicative Value or Closing Indicative Value is zero you will lose all of your investment

If the Intraday Indicative Value or Closing Indicative Value is equal to or less than zero on any Index Business Day, the Closing Indicative Value on that day and all future days will be zero and you will lose all of your investment in the ETNs.

It is possible that your ETNs will be accelerated due to a fall in the Intraday Indicative Value to 20% or less than the prior day’s Closing Indicative Value and your investment will be lost before the scheduled maturity of the ETNs

Because the Intraday Indicative Value is calculated throughout each business day, adverse daily performances of the applicable underlying Index on an Index Business Day will be reflected in the current Closing Indicative Value rather than only upon redemption, acceleration or at maturity.  If there are severe or repeated adverse daily performances for the applicable underlying Index during the term of the ETNs, the Intraday Indicative Value on any Index Business Day could be reduced to 20% or less of the prior day’s Closing Indicative Value.  If this occurs, the ETNs will automatically accelerate for an amount equal to that day’s Closing Indicative Value and you may not receive any of your initial investment.

Your ETNs may be accelerated at any time on or after December 3, 2012 or if an Acceleration Event has occurred

We have the right to accelerate the ETNs and pay you an amount equal to the Closing Indicative Value, at any time on or after December 3, 2012 or if an Acceleration Event has occurred in our or the Calculation Agents’ determination.  As discussed in the section “Specific Terms of the ETNs—Acceleration at Our Option or Upon an Acceleration Event” the type of events that may trigger this acceleration are (a) an amendment to or change

(including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), any jurisdiction in which a Primary Exchange or Related Exchange (each as defined herein) is located that (i) makes it illegal to hold, acquire or dispose of the applicable underlying futures (including but not limited to exchange imposed position limits), (ii) shall materially increase the cost to the Issuer, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the ETNs, (iii) shall have a material adverse effect on any of these party’s ability to perform their obligations in connection with the ETNs or (iv) shall materially affect our ability to issue or transact in exchange traded notes similar to the ETNs, each as determined by us or the Calculation Agents; (b) any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after the Inception Date that (i) makes it illegal to hold, acquire or dispose of the applicable underlying futures (including but not limited to exchange imposed position limits), (ii) shall materially increase the cost to the Issuer, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the ETNs, (iii) shall have a material adverse effect on the Issuer’s, our affiliates, third parties with whom we transact or similarly situated third party’s ability to perform our or their obligations in connection with the ETNs or (iv) shall materially affect our ability to issue or transact in exchange traded notes similar to the ETNs, each as determined by us or the Calculation Agents; (c) any event, as determined by us or the Calculation Agents that we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the ETNs, or realize, recover or remit the proceeds of any such transaction or asset; (d) if, at any point, the Intraday Indicative Value is equal to or less than twenty percent (20%) of the prior day’s Closing Indicative Value; (e) if the primary exchange or market for trading for the ETNs, if any, announces that pursuant to the rules of such exchange or market, as applicable, the ETNs cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable.   If we accelerate the ETNs, you will only receive the Closing Indicative Value and will not receive any other compensation or amount for the loss of the investment opportunity of holding the ETNs; or (f) VLS exercises their right to cause an early acceleration due to the termination of our agreement with them under certain circumstances. See “Supplemental Plan of Distribution” in this pricing supplement for further information.

The Calculation Agents may modify the applicable underlying Index

The Calculation Agents may modify the applicable underlying Index or adjust the method of its calculation if they determine that the publication of the applicable underlying Index is discontinued and there is no Successor Index.  In that case, the Calculation Agents will determine the applicable level of the applicable underlying Index as the case may be, and thus the applicable Redemption Amount by a computation methodology that the Calculation Agents determine will as closely as reasonably possible replicate the applicable underlying Index.

If the Calculation Agents determine that the applicable underlying Index, the underlying futures or the method of calculating the applicable underlying Index is changed at any time in any respect — including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting the underlying futures or its issuer, or is due to any other reason and is not otherwise reflected in the level of the applicable underlying Index by the Index Sponsor pursuant to the methodology described herein, then the Calculation Agents will be permitted (but not required) to make such adjustments in the applicable underlying Index or the method of its calculation as they believe are appropriate to ensure that the applicable closing level of the applicable underlying Index used to determine the applicable Redemption Amount is equitable. The Calculation Agents may make any such modification or adjustment even if the Index Sponsor continues to publish the applicable underlying Index without a similar modification or adjustment.

Any modification to the applicable underlying Index or adjustment to its method of calculation will affect the amount you will receive upon redemption or maturity and will result in the ETNs having a value different (higher or lower) from the value they would have had if there had been no such modification or adjustment.

Even if the closing level of the Index on the applicable Valuation Date exceeds (or is less than in the case of the Inverse ETNs) the initial closing level of the applicable underlying Index on the date of your investment, you may receive less than the principal amount of your ETNs

Because the Daily Investor Fee (and in the case of Early Redemption, the Early Redemption Charge) reduces the amount of your return upon redemption, acceleration or maturity, the level of the applicable underlying Index must increase significantly (or decrease significantly in the case of the Inverse ETNs) in order for you to receive at least the principal amount of your investment upon redemption, acceleration or maturity of your ETNs. If the level of the applicable underlying Index decreases or does not increase sufficiently (increases or does not decrease sufficiently in the case of the Inverse ETNs) to offset the effect of the Daily Investor Fee over the term of the ETNs (and in the case of Early Redemption, the Early Redemption Charge), you will receive less than the principal amount of your investment upon redemption, acceleration or maturity of your ETNs. For more information on how the Daily Investor Fee affects the value of the ETNs, see “Hypothetical Examples”.

There are restrictions on the minimum number of ETNs you may redeem and on the dates on which you may redeem them

You must redeem at least 25,000 ETNs, the Minimum Redemption Amount, at one time and you must cause your broker to deliver a notice of redemption, substantially in the form as Annex A (the “Redemption Notice”), to VLS (the “Redemption Agent”) via email or other electronic delivery (including, without limitation, the Redemption Agent’s proprietary technology system, TENZING) as requested by the Redemption Agent by no later than 4:00 p.m., New York City time, on the Business Day prior to your desired Valuation Date.  If the Redemption Notice is received after 4:00 p.m., New York City time, on a Business Day, you will be deemed to have made your offer for redemption on the following Business Day.  For the avoidance of doubt, such desired Valuation Date shall be the Early Redemption Valuation Date if an effective and timely Redemption Notice is delivered to the Redemption Agent.  If the Redemption Agent receives your Redemption Notice no later than 4:00 p.m., New York City time, on the Business Day prior to your desired Valuation Date, the Redemption Agent will respond by sending your broker an acknowledgment of the Redemption Notice accepting your redemption request by 7:30 p.m., New York City time, on the Business Day prior to your desired Valuation Date.  The Redemption Agent or its affiliate must acknowledge to your broker acceptance of the Redemption Notice in order for your redemption request to be effective.

Also, because of the timing requirements of your offer for early redemption, settlement of any early redemption by us will be prolonged when compared to a sale and settlement in the secondary market. As your Redemption Notice is irrevocable, this will subject you to market risk in the event the market fluctuates after the Redemption Agent receives your offer.

The redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the redemption feature in this manner.

An Early Redemption Charge of up to 0.05% per ETN will be charged upon an early redemption

We will charge a fee of up to 0.05% times the Closing Indicative Value per ETN upon an early redemption.  The imposition of the fee will mean that you will not receive the full amount of the Closing Indicative Value upon an early redemption at your election.

You will not know the Early Redemption Amount for any ETNs you elect to redeem prior to maturity at the time you make such election

In order to exercise your right to redeem your ETNs prior to maturity you must cause your broker or other person with whom you hold your ETNs to deliver a Redemption Notice (as defined herein) to the Redemption Agent (as defined herein) by no later than 4:00 p.m., New York City time, on the Business Day prior to your desired Valuation Date. The Early Redemption Amount cannot be determined until the Valuation Date, and as such you will not know the Early Redemption Amount for your ETNs at the time you make an irrevocable election to redeem your ETNs. The Early Redemption Amount for your ETNs on the relevant Valuation Date may be substantially less than it would have been on the prior day and may be zero.

You will not benefit from any change in the level of the applicable underlying Index if such change is not reflected in the level of the applicable underlying Index on the applicable Valuation Date

If the applicable underlying Index does not increase (or decrease in the case of the Inverse ETNs) by an amount sufficient to offset the effect of the Daily Investor Fee and, in the case of an early redemption, the Early Redemption Charge, between the Trade Date and the applicable Valuation Date, we will pay you less than the principal amount of your ETNs upon redemption. This will be true even if the level of the applicable underlying

Index as of some date or dates prior to the applicable Valuation Date would have been sufficiently high (or low in the case of the Inverse ETNs) to offset the effect of the Daily Investor Fee and Early Redemption Charge.

Past performance of the Indices is no guide to future performance, and the Indices and VIX Futures have limited historical information

The actual performance of the applicable underlying Index over the term of the offered ETNs, as well as the amount payable on the relevant Early Redemption Date, Acceleration Date or the Maturity Date, may bear little relation to the historical values of that Index or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Indices.

The payment amount, if any, for each of your ETNs is linked to the performance of the applicable underlying Index, each of which was launched in January 2009 with an inception date of January 22, 2009 at the market close and has limited history. Because the Indices have no historical performance information prior to that date, very limited historical index level information is available for you to consider in making an independent investigation of the performance of the Indices, which may make it difficult for you to make an informed decision with respect to an investment in your ETNs. The Index Sponsor has calculated hypothetical historical performance data to illustrate how the Indices may have performed had it been created in the past, but those calculations are subject to many limitations. Unlike actual historical performance, such calculations do not reflect actual trading, liquidity constraints, fees and other costs. In addition, the models used to calculate these hypothetical returns are based on certain data, assumptions and estimates. Different models or models using different data assumptions, and estimates might result in materially different hypothetical performance.

In addition, prior to April 2008 not all consecutive first to seventh month futures contracts on the VIX Index have been listed and not all futures of relevant maturities have traded consistently during that time. This lack of historical information makes it even more difficult to perform an independent investigation of the likely performance of the index or make an informed decision with respect to an investment in your ETNs.

The formula for determining the Redemption Amount does not take into account all developments in the applicable underlying Index

Changes in the levels of the applicable underlying Index during the term of the ETNs before the applicable Valuation Date will not necessarily be reflected in the calculation of the Redemption Amount. The Calculation Agents will calculate the applicable Redemption Amount by utilizing the Closing Indicative Value on the applicable Valuation Date. No other levels of the applicable underlying Index, Closing Indicative Values or Intraday Indicative Values will be taken into account. As a result, you may lose a significant part of your initial investment even if the level of the applicable underlying Index has risen (or declined in the case of the Inverse ETNs) at certain times during the term of the ETNs.

Any decline in our credit ratings may affect the market value of your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered ETNs. Consequently, actual or anticipated declines in our credit ratings may affect the market value of your ETNs.

The ETNs do not give you rights in the underlying futures or the component securities of the S&P 500® Index

As an owner of the ETNs, you will not have rights that investors in the underlying futures may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any components of the applicable underlying Index.  You will have no right to receive delivery of any equity securities comprising the S&P 500® Index, of any dividends or distributions relating to such securities, of payment or delivery of amounts in respect of the options used to calculate the level of the VIX Index or of payment or delivery of amounts in respect of the futures contracts included in the Index underlying your ETNs.

The Calculation Agents will have the authority to make determinations that could affect the market value of your ETNs and the amount you receive at maturity

The Calculation Agents for your ETNs will have discretion in making various determinations that affect your ETNs, including the Closing Indicative Values, the Redemption Amount, the occurrence and effects of an Acceleration Event and the existence and effects of Market Disruption Events. The exercise of this discretion by the Calculation Agents could adversely affect the value of your ETNs and may present the Calculation Agents with a conflict of interest of the kind described below under “There may be conflicts of interest between you, us, the Redemption Agent, and the Calculation Agents”.

The market price of your ETNs may be influenced by many unpredictable factors

The market value of your ETNs will fluctuate between the date you purchase them and the applicable Valuation Date.  You may also sustain a significant loss if you sell the ETNs in the secondary market.  In addition to others, the following factors, many of which are beyond our control, will influence the market value of your ETNs, as well as the Redemption Amount:

•	the level of the applicable underlying Index at any time,

•
the volatility of any option or futures contracts relating to the applicable underlying Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or the underlying futures,

•
the liquidity of any option or futures contracts relating to the applicable underlying Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or the or the underlying futures,

•
economic, financial, regulatory, political, judicial, military and other events that affect stock markets generally, the applicable underlying Index, the equity securities included in the S&P 500® Index, the S&P 500® Index, the VIX Index or the relevant futures contracts on the VIX Index,

•
Supply and demand for the ETNS in the secondary market, including but not limited to, inventory positions with any market maker or other person or entity who is trading the ETNs (supply and demand for the ETNs will be affected by the total issuance of ETNs, and we are under no obligations to issue additional ETNs to increase the supply),

•	interest and yield rates and rate spreads in the markets,

•	the time remaining until your ETNs mature, and

•	the actual or perceived creditworthiness of Credit Suisse.

You cannot predict the future performance of the Indices based on the historical performance of the option or futures contracts relating to the Indices, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or the underlying futures.  The factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

Trading and other transactions by us, our affiliates, or third parties with whom we transact, in securities or financial instruments related to the applicable underlying Index may impair the value of your ETNs

We expect to hedge our obligations relating to the ETNs by purchasing or selling short the underlying futures, listed or over-the-counter options, futures contracts, swaps, or other derivative instruments relating to the applicable underlying Index, the VIX Index,  the S&P 500® Index, the component securities of the S&P 500® Index,  or the underlying futures, or other instruments linked to the applicable underlying Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or the underlying futures, and adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps on or before the applicable Valuation Date. We, our affiliates, or third parties with whom we transact, may also enter into, adjust and unwind hedging transactions relating to other securities whose returns are linked to the applicable underlying Index. Any of these hedging activities may adversely affect the level of the applicable underlying Index — directly or indirectly by affecting the price of the underlying futures or listed or over-the-counter options, futures contracts, swaps, or other derivative instruments relating to the applicable underlying Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index,  or the underlying futures —and therefore the market value of your ETNs and the amount we will pay on your ETNs on the relevant Early Redemption Date, Acceleration Date or the Maturity Date. It is possible that we, our affiliates, or third parties with whom we transact could receive substantial returns with respect to these hedging activities while the value of your ETNs decline or become zero.

We, our affiliates, or third parties with whom we transact may also engage in trading in the underlying futures, or listed or over-the-counter options, futures contracts, swaps, or other derivative instruments relating to the applicable underlying Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index,  or the underlying futures, or instruments whose returns are linked to the applicable underlying Index or the underlying futures or listed or over-the-counter options, futures contracts, swaps, or other derivative instruments relating to the applicable underlying Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or the underlying futures for our or their proprietary accounts, for other accounts under our or their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities could adversely affect the level of the applicable underlying Index — directly or indirectly by affecting the price of the underlying futures or listed or over-the-counter options, futures contracts, swaps, or other derivative instruments relating to the applicable underlying Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or the underlying futures — and, therefore, the market value of your ETNs and the amount we will pay on your ETNs on the relevant Early Redemption Date, Acceleration Date or the Maturity Date. We may also issue, and we, our affiliates, or third parties with whom we transact may also issue or underwrite, other ETNs or financial or derivative instruments with returns linked to changes in the level of the applicable underlying Index or the underlying futures or listed or over-the-counter options, futures contracts, swaps, or other derivative instruments relating to the applicable underlying Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index, or the underlying futures. By introducing competing products into the marketplace in this manner, we, our affiliates, or third parties with whom we transact could adversely affect the market value of your ETNs and the amount we will pay on your ETNs on the relevant Early Redemption Date, Acceleration Date or the Maturity Date.

We may sell additional ETNs at a different issue price

In our sole discretion, we may decide to sell additional ETNs subsequent to the Trade Date. The issue price of the ETNs in the subsequent sale may differ substantially (higher or lower) from the issue price you paid on the Trade Date.

There may be conflicts of interest between you, us, the Redemption Agent, and the Calculation Agents

CSI will also act as one of the Calculation Agents for the ETNs.  In addition, we may in the future become a minority investor in an affiliate of VLS, and may in connection with such investment obtain customary rights to nominate a director of such affiliate.  As Calculation Agents CSI and VLS will make determinations with respect to the ETNs.  Among other things, VLS or one of its affiliates is responsible for computing and disseminating the Closing Indicative Value.  The determinations may be adverse to you.

As noted above, we, our affiliates, or third parties with whom we transact, including VLS, may engage in trading activities related to the applicable underlying Index and underlying futures or listed or over-the-counter options, futures contracts, swaps, or other derivative instruments relating to the applicable underlying Index, the S&P 500® Index, the component securities of the S&P 500® Index, or the underlying futures. These trading activities may present a conflict between your interest in your ETNs and the interests we, our affiliates, or third parties with whom we transact, including VLS, will have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their customers and in accounts under our or their management. These trading activities, if they influence the level of the applicable underlying Index, could be adverse to your interests as a beneficial owner of your ETNs.

We, our affiliates, or third parties with whom we transact, the Redemption Agent, the Calculation Agents and their affiliates may have published, and in the future may publish, research reports with respect to the underlying futures and with respect to the applicable underlying Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index. Any of these activities by us, our affiliates, or third parties with whom we transact, the Redemption Agent, the Calculation Agents or any of their affiliates may affect the levels of the Index and, therefore, the market value of your ETNs and the amount we will pay on your ETNs on the relevant Early Redemption Date, Acceleration Date or the Maturity Date.

The policies of the Index Sponsor or CBOE and changes that affect the S&P 500® Index, the VIX Index or any underlying Index could affect the Redemption Amount of your ETNs and their market value

The policies of the Index Sponsor or CBOE concerning the calculation of the level of the applicable underlying Index and the manner in which changes affecting the underlying futures or option or futures contracts relating to the applicable underlying Index, the VIX Index, the S&P 500® Index, the component securities of the S&P 500® Index or the underlying futures, are reflected in the level of the applicable underlying Index could affect the Redemption Amount of your ETNs on the relevant Early Redemption Date, Acceleration Date or the Maturity Date and the market value of your ETNs prior to that date. The Redemption Amount of your ETNs and their market value could also be affected if the Index Sponsor or CBOE changes these policies, for example by changing the manner in which it calculates the level of the applicable underlying Index, or if the Index Sponsor or CBOE discontinues or suspends calculation or publication of the level of the applicable underlying Index, in which case it may become difficult to determine the market value of your ETNs. If events such as these occur, or if the level of the applicable underlying Index is not available because of a Market Disruption Event or for any other reason, the Calculation Agents for your ETNs may determine the level of the applicable underlying Index on the applicable Valuation Date (including, without limitation, the Final Valuation Date, Accelerated Valuation Date or Early Redemption Valuation Date), as the case may be.

We can postpone any Valuation Date (including, without limitation, the Final Valuation Date, Accelerated Valuation Date, or Early Redemption Valuation Date) if a Market Disruption Event occurs

If the Calculation Agents determine that a Market Disruption Event, which includes any event that, in the sole determination of the Calculation Agents, could materially interfere with the ability of us, our affiliates, or third parties with whom we transact or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the ETNs, has occurred or is continuing on any Valuation Date (including, without limitation, the Final Valuation Date, Accelerated Valuation Date, or Early Redemption Valuation Date), that Valuation Date will be postponed until the first Index Business Day on which no Market Disruption Event occurs or is continuing, unless a Market Disruption Event occurs or continues for each of the five Index Business Days following the applicable Valuation Date.  In that case, that fifth Index Business Day shall be deemed to be the Valuation Date, notwithstanding the fact that a Market Disruption Event occurred or was continuing on such Index Business Day, and the Calculation Agents will nevertheless determine the applicable Closing Indicative Value based on its assessment of the level of the applicable underlying Index on that fifth Index Business Day.  In the event of a delay in payment as a result of a Market Disruption Event, no additional payment will accrue or be payable.

Your ETNs may not have an active trading market, and may not continue to be listed over the life of your ETNs

Although we plan to list the ETNs on the NYSE Arca, there is no assurance that our application for listing will be approved, or that a trading market for the offered ETNs will develop. Even if there is a secondary market for your ETNs, it may not be sufficiently liquid to enable you to sell your ETNs readily and you may suffer substantial losses and/or sell your ETNs at prices substantially less than their Intraday Indicative Value or Closing Indicative Value, including being unable to sell them at all or only for a price of zero in the secondary market.

No assurance can be given as to the approval of the offered ETNs for listing or, if listed, the continuation of the listing for the life of the offered ETNs, or the liquidity or trading market for the offered ETNs. We are not required to maintain any listing of your ETNs on the NYSE Arca and the liquidity of the market for any series of ETNs could vary materially over the term of the ETNs.

Suspension or disruptions of market trading in futures contracts may adversely affect the value of your notes.

Futures markets like the CBOE, the market for the VIX futures, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators, and government regulation and intervention. In addition, some U.S. futures have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could affect the value of the Index and therefore could adversely affect the value of your notes.

Concentration risks associated with the Indices may adversely affect the value of your securities

Each Index is comprised of futures contracts on the VIX Index and thus is less diversified than other funds, investment portfolios or indices investing in or tracking a broader range of products and, therefore, could experience greater volatility. You will not benefit, with respect to the securities, from any of the advantages of a diversified investment and will bear the risks of a highly concentrated investment.

The U.S. Federal income tax treatment on the ETNs is uncertain and the terms of the ETNs require you to follow the treatment that we will adopt

The U.S. Federal income tax consequences of an investment in your ETNs are uncertain, both as to the timing and character of any inclusion in income in respect of your ETNs. Some of these consequences are summarized below but you should read the more detailed discussion in “Certain U.S. Federal Income Tax Considerations” in this pricing supplement and in the accompanying prospectus supplement and prospectus and also consult your tax advisor as to the tax consequences of investing in the ETNs.

By purchasing an ETN, you and us agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize such ETN for all tax purposes as a pre-paid forward contract with respect to the Index. Under this characterization of the ETNs, you generally should recognize capital gain or loss upon the sale, redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and the amount you paid for the ETNs.

Notwithstanding our agreement to treat the ETNs as a pre-paid forward contract with respect to the Index, the Internal Revenue Service (“IRS”) could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department (“Treasury”) are actively considering whether, among other issues, you should be required to accrue ordinary income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the ETNs could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Additional Risk Factors Related to the Inverse ETNs and/or 2x Long ETNs

Intraday purchase risk for Inverse ETNs or 2x Long ETNs

The ETNs may be purchased in the secondary market at prices other than the Closing Indicative Value, which will have an effect on the effective leverage amount of any Inverse ETNs or 2x Long ETNs.  Because the exposure is fixed each night and does not change intraday as the level of the applicable underlying Index moves in favor of the relevant ETN (i.e., the level of the applicable underlying Index decreases for the Inverse ETNs, or the level of the applicable underlying Index increases for the 2x Long ETNs), the actual exposure in the applicable ETNs decreases.  The reverse is also true.  The table below presents the hypothetical exposure an investor has (ignoring all costs, fees and other factors) when purchasing an ETN intraday given the movement of the applicable underlying Index since the prior Index Business Day’s market close.  The resulting effective exposure amount will then be constant for that purchaser until the earlier of (i) a sale or (ii) the end of the Index Business Day.

A: Index level	B: % change in Index	C: hypothetical inverse ETN price C=A*(1-B)	D: hypothetical inverse ETN notional exposure D=A*-1	E: Inverse ETN effective leverage amount E=D/C	F: hypothetical 2x ETN price E=A*(1+2B)	G: hypothetical 2x Long ETNs notional exposure G=A*2	E: 2x Long ETNs effective leverage amount E=G/F
120.00	20%	$80.00	-$120.00	-1.50	$140.00	$240.00	1.71
115.00	15%	$85.00	-$115.00	-1.35	$130.00	$230.00	1.77
110.00	10%	$90.00	-$110.00	-1.22	$120.00	$220.00	1.83
105.00	5%	$95.00	-$105.00	-1.11	$110.00	$210.00	1.91
104.00	4%	$96.00	-$104.00	-1.08	$108.00	$208.00	1.93
103.00	3%	$97.00	-$103.00	-1.06	$106.00	$206.00	1.94
102.00	2%	$98.00	-$102.00	-1.04	$104.00	$204.00	1.96
101.00	1%	$99.00	-$101.00	-1.02	$102.00	$202.00	1.98
100.00	0%	$100.00	-$100.00	-1.00	$100.00	$200.00	2.00
99.00	-1%	$101.00	-$99.00	-0.98	$98.00	$198.00	2.02
98.00	-2%	$102.00	-$98.00	-0.96	$96.00	$196.00	2.04
97.00	-3%	$103.00	-$97.00	-0.94	$94.00	$194.00	2.06
96.00	-4%	$104.00	-$96.00	-0.92	$92.00	$192.00	2.09
95.00	-5%	$105.00	-$95.00	-0.90	$90.00	$190.00	2.11
85.00	-15%	$115.00	-$85.00	-0.74	$70.00	$170.00	2.43
80.00	-20%	$120.00	-$80.00	-0.67	$60.00	$160.00	2.67

The above chart shows that if the level of the applicable underlying Index increases during the Index Business Day, your effective exposure (a) increases from one times inverse for the Inverse ETNs and (b) decreases from two times leveraged for the 2x Long ETNs.  For example, if the level of the applicable underlying Index increases by 20%, your effective exposure increases from negative 1 to negative 1.5 for the Inverse ETNs and decreases from 2 to 1.71 for the 2x Long ETNs.

The above chart also shows that if the level of the applicable underlying Index decreases during the Index Business Day, your effective exposure (a) decreases from one times inverse for the Inverse ETNs and (b) increases from two times leveraged for the 2x Long ETNs.  For example, if the level of the applicable underlying Index  decreases by 20%, your effective exposure decreases from negative 1 to negative 0.67 for the Inverse ETNs and increases from 2 to 2.67 for the 2x Long ETNs.

The following table shows the leverage amounts for an intraday purchaser based on the percentage change in the level of the Index since the close of the prior Index Business Day.

% change in the level of the Index	Effective Leverage Amount for Inverse ETNs	Effective Leverage Amount for 2x ETNs
20%	-1.50	1.71
15%	-1.35	1.77
10%	-1.22	1.83
5%	-1.11	1.91
4%	-1.08	1.93
3%	-1.06	1.94
2%	-1.04	1.96
1%	-1.02	1.98
0%	-1.00	2.00
-1%	-0.98	2.02
-2%	-0.96	2.04
-3%	-0.94	2.06
-4%	-0.92	2.09
-5%	-0.90	2.11
-15%	-0.74	2.43
-20%	-0.67	2.67

Sensitivity of the ETNs to large changes in the market price of the underlying futures contracts

Because the Inverse ETNs and 2x Long ETNs are linked to the daily performance of the applicable underlying Index and include either inverse or leveraged exposure, changes in the market price of the underlying futures will have a greater likelihood of causing such ETNs to be worth zero than if such ETNs were not linked to the inverse or leveraged return of the applicable underlying Index.  In particular, any significant increase in the market price of the underlying futures on any Index Business Day will result in a significant decrease in the Closing Indicative Value and Intraday Indicative Value of the Inverse ETNs, and any significant decrease in the market price of the underlying futures on any Index Business Day will result in a significant decrease in the Closing Indicative Value and Intraday Indicative Value of the 2x Long ETNs.

If the price of the underlying futures contracts increases by more than 80% in a day, it is extremely likely that the Inverse ETNs will depreciate to an Intraday Indicative Value or Closing Indicative Value equal to or less than 20% of the prior day’s Closing Indicative Value and will be subject to acceleration.  If the price of the underlying futures contracts decreases by more than 40% in a day, it is extremely likely that the 2x Long ETNs will depreciate to an Intraday Indicative Value or Closing Indicative Value equal to or less than 20% of the prior day’s Closing Indicative Value and will be subject to acceleration.  If the price of the underlying futures contracts decreases by more than 80% in a day, it is extremely likely that the Long ETNs will depreciate to an Intraday Indicative Value or Closing Indicative Value equal to or less than 20% of the prior day’s Closing Indicative Value and will be subject to acceleration.

Daily rebalancing of the leverage amount may impact trading in the underlying futures contracts

The daily rebalancing of the leverage amount of each ETN back to its target may cause us, our affiliates, or third parties with whom we transact to adjust their hedges accordingly.  The trading activity associated with these hedging transactions will contribute to the trading volume of the underlying futures and may adversely affect the market price of such underlying futures.

Daily rebalancing and market volatility risk

Each ETN seeks to provide a return which is related to the daily performance of its Index (as adjusted for costs and fees). The ETNs do not attempt to, and should not be expected to, provide returns which achieve the inverse or 2x leveraged return of the Index for periods other than a single day.  Each of the Inverse ETNs and 2x Long ETNs rebalances its theoretical exposure on a daily basis, increasing exposure in response to that day’s gains or reducing exposure in response to that day’s losses.

Daily rebalancing will impair the performance of each ETN if the underlying Index experiences volatility and such performance will be dependent on the path of daily returns during the holder’s holding period. At higher ranges of volatility, there is a significant chance of a complete loss of the value of the ETNs even if the performance of the applicable underlying Index is flat.  The ETNs are designed as short-term trading vehicles for investors managing their portfolios on a daily basis. They are not intended to be used by, and are not appropriate for, investors who intend to hold positions in an attempt to generate returns over longer periods of time.

THE INDICES

We have derived all information regarding each of the Indices, the S&P 500® Index and the VIX Index contained in this pricing supplement, including, without limitation, their make-up, method of calculation and changes to their components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information.  We make no representation or warranty as to the accuracy or completeness of this publicly available information.  Such information reflects the policies of, and is subject to change by, the Index Sponsor, in the case of the Indices and the S&P 500® Index, and the CBOE, in the case of the VIX Index.  We and our affiliates make no representation or warranty as to, and assume no responsibility for, the accuracy or completeness of such information.

Description of the Indices

The return on the ETNs is linked to the daily performance of one of the Indices.  Each of the Indices models returns from a long position in VIX futures contracts that is rolled continuously throughout the period between futures expiration dates.  The S&P 500 VIX Short-Term Futures™ ER Index measures the return from a rolling long position in the first and second month VIX futures contracts, and rolls continuously throughout each month from the first month VIX futures contract into the second month VIX futures contract.  The S&P 500 VIX Mid-Term Futures™ Index ER measures the return from a rolling long position in the fourth, fifth, sixth and seventh month VIX futures contracts, and rolls continuously throughout each month from the fourth month contract into the seventh month contract while maintaining positions in the fifth month and sixth month contracts.

As described in more detail below, the roll for each VIX futures contract occurs on each Index Business Day according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant VIX futures contracts.  The constant weighted average maturity for the futures underlying the S&P 500 VIX Short-Term Futures™ Index ER is one month and for the futures underlying the S&P 500 VIX Mid-Term Futures™ Index ER is five months.

The Index Sponsor calculates, publishes and disseminates the daily closing levels of each of the Indices.  All determinations made by the Index Sponsor will be at its sole discretion and will be conclusive for all purposes, absent manifest error.  The Index Sponsor employs the methodology described herein and its application of the methodology shall be conclusive and binding.  The index committee of the Index Sponsor is responsible for reviewing the design, composition and calculation of each of the Indices.  The Index Sponsor has no obligation to continue to publish, and may discontinue or suspend publication of, the Indices at any time.

Index Values

The level of each Index is calculated in accordance with the method described below. The value of each Index will be published by Bloomberg in real time and after the close of trading on each Index Business Day under the following ticker symbols:

Index Name	End of Day Ticker	Intraday Ticker
S&P 500 VIX Short-Term Futures™ Index ER	SPVXSP	SPVXSPID
S&P 500 VIX Medium-Term Futures™ Index ER	SPVXMP	SPVXMID

The intraday level of each of the Indices is calculated in real time by S&P on each S&P 500 VIX Futures Business Day using the same methodology as for calculation of the closing level but applying real time prices of the relevant VIX futures contracts.

The S&P 500® Index

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time as compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the market value of any S&P 500® component stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® component stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the market value of the component stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. The S&P 500® Index is reported by Bloomberg under the ticker symbol “SPX.”

The VIX Index

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and is calculated based on the prices of certain put and call options on the S&P 500® Index.  The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500® Index.  During periods of market instability, the implied level of volatility of the S&P 500® Index typically increases and, consequently, the prices of options linked to the S&P 500® Index typically increase (assuming all other relevant factors remain constant or have negligible changes).  This, in turn, causes the level of the VIX Index to increase.  The VIX Index has historically had negative correlations to the S&P 500® Index.

The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE.  The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index.  The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500® Index (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility.  The VIX Index is calculated independent of any particular option pricing model and in doing so seeks to eliminate any biases that may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500® Index as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Overview of Futures Markets

Each of the Indices is composed of one or more futures contracts on the VIX Index.  Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets. At present, all of the contracts included in each of Indices are exchange-traded futures contracts.  An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price.  Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract.

No purchase price is paid or received on the purchase or sale of a futures contract. Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”.  This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract.  This margin deposit provides collateral for the obligations of the parties to the futures contract.  By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts.

In the United States, futures contracts are traded on organized exchanges known as “designated contract markets.”  At any time prior to the expiration of a futures contract, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position, subject to the availability of a liquid secondary market.  This operates to terminate the position and fix the trader’s profit or loss.  Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house.

Unlike equity securities, futures contracts, by their terms, have stated expirations.  As a result, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease.  As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”.  For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures.  This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission. Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances. Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities. The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Calculation of the Levels of the Indices

On any S&P 500 VIX Futures Business Day, t, the level of each Index is calculated as follows:

where:

IndexERt = The Index Excess Return on the preceding business day, defined as any date on which such Index is calculated.

CDRt = Contract Daily Return, as determined by the following formula for each of the Indices:

where:

t-1 = the preceding business day

TDWOt = Total Dollar Weight Obtained on t, as determined by the following formula for each of the Indices:

TDWIt-1 = Total Dollar Weight Invested on t-1, as determined by the following formula for each of the Indices:

where:

CRWi,t = Contract Roll Weight of the ith VIX Futures Contract on date t.

DCRPi,t = Daily Contract Reference Price of the ith VIX Futures Contract on date t.

For the S&P 500 VIX Short-Term Futures™ Index ER m =1.  For the S&P 500 VIX Mid-Term Futures™ Index ER m =4.

For the S&P 500 VIX Short-Term Futures™ Index ER n = 2. For the S&P 500 VIX Mid-Term Futures™ Index ER n =7.

Contract Rebalancing

The Roll Period for each Index starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date.  Thus, the Indices are rolling on a continual basis.  On the business day after the current Roll Period ends the following Roll Period will begin.

In calculating the Excess Return of each of the Indices, the Contract Roll Weights (CRWi,t) of each of the contracts in the index, on a given day, t, are determined as follows:

where:

dt = The total number of business days in the current Roll Period beginning with, and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days will not change for purposes of this calculation in cases of a new holiday introduced intra-month or an unscheduled market closure.

dr =The total number of business days within a roll period beginning with, and including, the following business day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday corresponding to the start of the Roll Period, all of the weight is allocated to the first month contract.  On each subsequent business day a fraction of the first month VIX futures contracts are sold and an equal notional amount of the second month VIX futures contracts is bought.  The fraction, or quantity, is proportional to the number of first month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current Roll Period.  In this way the initial position in the first month contract is progressively moved to the second month over the course of the month, until the next following Roll Period starts when the old second month VIX futures contract becomes the new first month VIX futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

At the close on the Tuesday corresponding to the start of the Roll Period, an equal weight is allocated to the fourth, fifth and sixth month contracts.  Then on each subsequent business day a fraction of the fourth month VIX futures are sold and an equal notional amount of the seventh month VIX futures is bought.  The fraction, or quantity, is proportional to the number of fourth month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current Roll Period.  In this way the initial position in the fourth month contract is progressively moved to the seventh month contract over the course of the month, until the next following Roll Period starts when the old fifth month VIX futures contract becomes the new fourth month VIX futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Index Maintenance

Base Date

The base date for the S&P 500 VIX Short-Term Futures™ Index ER and the S&P 500 VIX Mid- Term Futures™ Index ER is December 20, 2005 and the base value for each of the Indices is 100,000.

Historical Assumptions and Performance

Prior to April 2008, not all consecutive first to seventh month VIX futures were listed. For the purpose of the historical calculations for the Indices, the following assumptions have been made in interpolating VIX futures contract prices from near-by listed contracts.

When the ith VIX future contract was not listed, but i th+1 and i th-1 VIX futures contracts were listed, the following interpolation has been assumed:

When ith and i th+1 VIX futures contracts were not listed, but i th+2 and i th-1 VIX futures contracts were listed, the following interpolation has been assumed:

When i th, i th+1 and i th+2 VIX futures contracts were not listed, the following interpolation has been assumed:

where:

Ti = Expiration Day of the ith VIX futures contract

BDays = Number of business days between VIX Futures Expiration Days

The inception date for the Indices is January 22, 2009 at the market close.  The Indices were not in existence prior to that date.  The chart below shows the closing level of each Index since the base date, December 20, 2005 through November 17, 2010.  The historical performance is presented from January 22, 2009 through November 17, 2010.  The closing levels from the base date of December 22, 2005 through January 22, 2009 represents hypothetical values determined by S&P, as the Index Sponsor, as if the relevant Index had been established on December 20, 2005 each with a base value of 100,000 on such date and calculated according to the methodology described below since that date.  The closing levels from January 22, 2009 through November 17, 2010 represent the actual closing levels of the Indices as calculated on such dates.  The hypothetical and historical Index performance should not be taken as an indication of future performance, and no assurance can be given as to the level of either Index on any given date.

Index Committee

The S&P 500 VIX Futures Index Committee maintains the Indices. The Index Committee meets regularly and at each meeting, the Index Committee reviews any significant market events.  In addition, the Index Committee may revise index policy for timing of rebalancings or other matters.

Standard & Poor’s considers information about changes to its Indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

Announcements

Announcements of the daily values for each Index are made after the market close each day.

Holiday Schedule

The value of each Index is calculated daily when the CBOE Futures Exchange is open, excluding holidays and weekends.

Unscheduled Market Closures and New Holidays

If the Index Sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the Index Sponsor will calculate the value of each Index based on the most recent prior closing futures price published by the CBOE Futures Exchange and the roll for that day will be carried to the next Business Day when the CBOE Futures Exchange is open as described above under “—Contract Rebalancing.”

If an exchange fails to open due to unforeseen circumstances, the Index Sponsor may determine not to publish a value of an Index for that day.  In situations where an exchange introduces a holiday during the month of an index calculation the value of the Indices will not be published and the roll for that day will be carried to the next business day when the CBOE Futures Exchange is open as described above under “—Contract Rebalancing.”

Delisting of Futures Contracts

If one or more futures contracts included in one of the Indices is no longer listed, the Index Sponsor may choose to cease publication of the effected index at that time.

License Agreement

We intend to enter into a non-exclusive license agreement with the Index Sponsor providing for the license to us, in exchange for a fee, of the right to use each of the Indices, which are owned by the Index Sponsor, in connection with certain securities, including the ETNs.

Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500™”, “S&P 500 VIX Short-Term Futures” and “S&P 500 VIX Mid-Term Futures” are trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) and have been licensed for use by Credit Suisse. “VIX” is a trademark of the Chicago Board Options Exchange, Incorporated and has been licensed for use by Standard & Poor’s. The ETNs are not sponsored, endorsed, sold or promoted by Standard & Poor’s or CBOE and neither Standard & Poor’s nor CBOE make any representation regarding the advisability of investing in the ETNs.

The ETNs are not sponsored, endorsed, sold or promoted by Standard & Poor’s (“S&P”) or its third party licensors.  Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Indices to track general stock market performance. S&Pss and its third party licensor’s only relationship to Credit Suisse is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the Indices which are determined, composed and calculated by S&P or its third party licensors without regard to Credit Suisse or the ETNs. S&P and its third party licensors have no obligation to take the needs of Credit Suisse or the owners of the ETNs into consideration in determining, composing or calculating the Indices. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the ETNs.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF

MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

DESCRIPTION OF THE ETNs

The market value of the ETNs will be affected by several factors, many of which are beyond our control.  We expect that generally the level of the applicable underlying Index on any day will affect the market value of the ETNs more than any other factor.  Other factors that may influence the market value of the ETNs include, but are not limited to, prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® Index and the S&P 500® Index, the prevailing market prices of options on the S&P 500® Index, options on the VIX Index or and other financial instruments related to the S&P 500® Index and the VIX Index, supply and demand for the ETNs including inventory positions with any market maker, the volatility of the applicable underlying Index, prevailing rates of interest, the volatility of securities markets, economic, financial, political, regulatory or judicial events that affect the level of the applicable underlying Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the S&P 500® Index, the VIX Index or the relevant futures contracts on the VIX Index, the general interest rate environment, the perceived creditworthiness of Credit Suisse, supply and demand in the listed and over-the-counter equity derivative markets, or supply and demand as well as hedging activities in the equity-linked structured product markets.  See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

The “Intraday Indicative Value” of the ETNs will be calculated every 15 seconds on each Index Business Day during the period when a Market Disruption Event has not occurred or is not continuing and disseminated over the Consolidated Tape, or other major market data vendor, as (1)(a) the Closing Indicative Value for that series on the immediately preceding calendar day times (b) the Daily ETN Performance for that series minus (2) the Daily Investor Fee for that series.  The Intraday Indicative Value will be calculated using the Daily Investor Fee and the Daily Accrual on the immediately preceding calendar day, so the Intraday Indicative Value published at any time during a given Index Business Day will not reflect any Daily Investor Fee or Daily Accrual for the current Index Business Day or any part thereof.  The Daily Index Performance for any series of ETNs at any time on any Index Business Day for purposes of calculating the Intraday Indicative Value will equal (1)(a) the most recent published intraday level of the applicable underlying Index on such Index Business Day divided by (b) the closing level of the applicable underlying Index on the immediately preceding Index Business Day minus (2) the number one.  The Daily Index Performance is deemed to be zero on any day that is not an Index Business Day.  If the Intraday Indicative Value is equal to or less than zero at any time, the Closing Indicative Value on that day, and all future days, will be zero.

ETNs	Indicative Value Ticker
Inverse VIX Short Term ETNs	XIVIV
Inverse VIX Medium Term ETNs	ZIVIV
Long VIX Short Term ETNs	VIIXIV
Long VIX Medium Term ETNs	VIIZIV
2x Long VIX Short Term ETNs	TVIXIV
2x Long VIX Medium Term ETNs	TVIZIV

The Intraday Indicative Value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption, acceleration or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid-offer spreads.  Published underlying Index levels from the Index Sponsor may occasionally be subject to delay or postponement.  Any such delays or postponements will affect the current underlying Index level and therefore the Intraday Indicative Value of your ETNs.  The actual trading price of the ETNs of any series may be different from their Intraday Indicative Value.  VLS or its affiliate is responsible for computing and disseminating the Closing Indicative Value.

The actual trading prices of the ETNs may vary significantly from their Intraday Indicative Values.

As discussed in “Specific Terms of the ETNs—Payment Upon Early Redemption” below, you may, subject to certain restrictions, choose to offer your ETNs for redemption by Credit Suisse on any Business Day during the term of the ETNs beginning on December 2, 2010 (for an anticipated December 3, 2010 Valuation Date and a Redemption Date of December 6, 2010) through November 28, 2030 (for an anticipated November 29, 2030 Valuation Date and a Redemption Date of December 4, 2030).  If you elect to offer your ETNs to Credit Suisse for redemption, you must offer at least the applicable minimum redemption amount at one time for redemption by Credit Suisse on any Redemption Date.  In addition, we have the right to accelerate the ETNs in whole but not in part at any time on or after December 3, 2012 or upon the occurrence of certain events described herein.  If your ETNs are redeemed or accelerated, on the corresponding Redemption Date or Acceleration Date, as applicable, you will receive a cash payment on such date in an amount equal to the Early Redemption Amount, which is the Closing Indicative Value of the ETNs on the applicable Early Redemption Valuation Date or the Accelerated Redemption Amount, which is the Closing Indicative Value on the Accelerated Valuation Date, as applicable.  The last date on which Credit Suisse will redeem your ETNs at your option will be December 4, 2030.  As such, you must offer your ETNs for redemption no later than November 28, 2030.  The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their intraday indicative value, although there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Split or Reverse Split of the ETNs

VLS as one of the Calculation Agents may initiate a split or reverse split of the ETNs at any time.  VLS as one of the Calculation Agents shall determine the ratio of such split or reverse split, as the case may be, using relevant market indicia.  For example, should the Closing Indicative Value on any Index Business Day be above $400.00, we could, but are not obligated to, initiate a 4 for 1 split of your ETNs and such determination shall be made exclusively by the Calculation Agents.  Likewise, should the Closing Indicative Value on any Index Business Day be below $25.00, we could, but are not obligated, to initiate a 1 for 4 reverse split of your ETNs and such determination shall be made exclusively by the Calculation Agents.

If the ETNs undergo a split or reverse split as described in the paragraph above, the Calculation Agents will adjust the terms of the ETNs accordingly.  For example, if the ETNs undergo a 4 for 1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below. The ex-date for the split would be on the tenth Index Business Day after the day on which the Closing Indicative Value was above $400.00. The Closing Indicative Value on such day would be divided by 4 to reflect the 4 for 1 split of your ETNs. Any adjustment of the Closing Indicative Value will be rounded to 8 decimal places. Settlement of any split will occur on a standard T+3 basis.

In the case of a reverse split, we will reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a manner determined by the Calculation Agents.  For example, if the ETNs undergo a 1 for 4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below.  The ex-date for the reverse split would be on the tenth Index Business Day after the day on which the Closing Indicative Value was below $25.00.  The Closing Indicative Value on such day would be multiplied by four to reflect the 1 for 4 reverse split of your ETNs.  Any adjustment of the Closing Indicative Value will be rounded to 8 decimal places.  Settlement of any reverse split would be on a standard T+3 basis.

Holders who own a number of ETNs on the record date which is not evenly divisible by 4 will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by 4, and we will have the right to compensate holders for their remaining or “partial” ETNs in a manner determined by the Calculation Agents.  Our current intention is to provide holders with a cash payment for their partials equal to the appropriate percentage of the Closing Indicative Value on the 15th Index Business Day following the day on which the Closing Indicative Value was below $25.00.  For example, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split ETNs on a T+3 basis, and a cash payment equal to 3/4ths of the Closing Indicative Value on the 15th Index Business Day following the day on which the Closing Indicative Value was below $25.00.

SPECIFIC TERMS OF THE ETNs

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary.  Owners of beneficial interests in the ETNs should read the section entitled “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

The ETNs are Senior Medium-Term Notes as described in the accompanying prospectus supplement and prospectus which also contain a detailed summary of additional provisions of the ETNs and of the senior indenture, dated as of March 29, 2007, as amended, between Credit Suisse AG (formerly Credit Suisse) and The Bank of New York Mellon (formerly The Bank of New York), as trustee, under which the ETNs will be issued (the “indenture”).  You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

Please note that the information about the price to the public and the proceeds to Credit Suisse on the front cover of this pricing supplement relates only to the initial sale of the ETNs.  If you have purchased the ETNs after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Coupon

We will not make any coupon or interest payment during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $100.00 stated principal amount.  ETNs of any series issued in the future may be issued at a price higher or lower than the stated principal amount, based on the most recent Closing Indicative Value of the ETNs of such series at that time.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment at maturity that is linked to the percentage change in the closing level of the applicable underlying Index from the inception date to the closing level calculated on the Final Valuation Date.  Your cash payment at maturity will be equal to the Closing Indicative Value of the ETNs on the Final Valuation Date (the “Final Indicative Value”), as calculated by the Calculation Agents.  We refer to the amount of such payment as the “Maturity Redemption Amount.”

If the Final Indicative Value is zero, the Maturity Redemption Amount will be zero.

The “Closing Indicative Value” for any given series of ETNs on any given calendar day will be calculated in the following manner:  The Closing Indicative Value on the Inception Date will equal $100 (the “Initial Indicative Value”).  The Closing Indicative Value on each calendar day following the Inception Date for each series of ETNs will be equal to (1)(a) the Closing Indicative Value for that series on the immediately preceding calendar day times (b) the Daily ETN Performance for that series on such calendar day minus (2) the Daily Investor Fee for that series on such calendar day.  The Closing Indicative Value can never be less than zero, and the Closing Indicative Value will be zero subsequent to any calendar day on which the Intraday Indicative Value or Closing Indicative Value equals zero.  If the ETNs undergo a split or reverse split, the Closing Indicative Value will be adjusted accordingly (see “Description of ETNs—Split or Reverse Split of the ETNs” herein).  VLS Securities, LLC (“VLS”) or its affiliate is responsible for computing and disseminating the Closing Indicative Value.

The “Daily ETN Performance” for any series of ETNs on any Index Business Day will equal (1) the number one plus (2) the Daily Accrual plus (3) the multiple of (a) the Daily Index Performance and (b) the Leverage Amount.  The Daily ETN Performance is deemed to be one on any day that is not an Index Business Day.

An “Index Business Day,” with respect to the applicable underlying Index, is a day on which (i) trading is generally conducted on the CBOE, (ii) the applicable underlying Index is published by S&P and (iii) trading is generally conducted on NYSE Arca, in each case as determined by VLS as one of the Calculation Agents.

The “Daily Accrual” represents the rate of interest that could be earned on a notional capital reinvestment at the three month U.S. Treasury rate as reported on Bloomberg under ticker USB3MTA.  The Daily Accrual for any series of ETNs on any Index Business Day will equal:

Where Tbillst-1 is the three month treasury rate reported on Bloomberg on the prior Index Business Day and d is the number of calendar days which have elapsed since the prior Index Business Day.  The Daily Accrual is deemed to be zero on any day which is not an Index Business Day.

The “Daily Index Performance” for any series of ETNs on any Index Business Day will equal (1)(a) the closing level of the applicable underlying Index for that series on such Index Business Day divided by (b) the closing level of the applicable underlying Index for that series on the immediately preceding Index Business Day minus (2) the number one.  The Daily Index Performance is deemed to be zero on any day that is not an Index Business Day.

The “Leverage Amount” for each series of ETN is as follows:

Daily Inverse VIX Short Term ETN:	-1
Daily Inverse VIX Medium Term ETN:	-1
VIX Short Term ETN:	1
VIX Medium Term ETN:	1
Daily 2x VIX Short Term ETN:	2
Daily 2x VIX Medium Term ETN:	2

With respect to any calendar day (the “calculation day”), the “Daily Investor Fee” is equal to the product of (1) the Closing Indicative Value for that series on the immediately preceding calendar day multiplied by (2) the Daily ETN Performance for that series on the calculation day time (3)(a) 0.0095 divided by (b) 365.

If the level of the applicable underlying Index decreases or does not increase sufficiently in the case of the Long or 2x Long ETNs or if it increases or does not decrease sufficiently in the case of the Inverse ETNs (in each case in addition to Daily Accrual) to offset the sum of the Daily Investor Fees (and in the case of Early Redemption, the Early Redemption Charge) over the term of the ETNs, you will receive less than the principal amount of your investment at maturity, upon early redemption or acceleration of the ETNs.  See “Risk Factors—Even if the closing level of the Index on the applicable Valuation Date exceeds (or is less than in the case of the Inverse ETNs) the initial closing level of the Index on the date of your investment, you may receive less than the principal amount of your ETNs” and “Hypothetical Examples” in this pricing supplement for additional information on how the Daily Investor Fee affects the overall value of the ETNs.

The closing level of the applicable underlying Index on any Index Business Day will be the closing level reported by the Index Sponsor on the applicable Bloomberg page as set forth in the table below or any successor page on Bloomberg or any successor service, as applicable, as determined by the Calculation Agents, provided that in the event a Market Disruption Event (as defined herein) exists on a Valuation Date, the Calculation Agents will determine the closing level of the applicable underlying Index for such Valuation Date according to the methodology described below in “Specific Terms of the ETNs—Market Disruption Events.”

Index	Bloomberg Page Ticker
S&P 500 VIX Short-Term Futures™ Index ER	SPVXSP
S&P 500 VIX Mid-Term Futures™ Index ER	SPVXMP

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

For a further description of how your payment at maturity will be calculated, see “Hypothetical Examples” and “Specific Terms of the ETNs” in this pricing supplement.

Payment Upon Early Redemption

Prior to maturity, you may, subject to certain restrictions described below, offer the applicable minimum redemption amount or more of your ETNs to us for redemption on an Early Redemption Date during the term of the ETNs until November 28, 2030.  If you elect to offer your ETNs for redemption, and the requirements for acceptance by us are met, you will receive a cash payment per ETN on the Early Redemption Date equal to the Early Redemption Amount.

You may exercise your early redemption right by causing your broker or other person with whom you hold your ETNs to deliver a Redemption Notice (as defined herein) to the Redemption Agent (as defined herein) by no later than 4:00 p.m., New York City time, on the Business Day prior to your desired Valuation Date (such Valuation Date, the “Early Redemption Valuation Date”).  If your Redemption Notice is received after 4:00 p.m., New York City time, on a Business Day, you will be deemed to have made your offer for redemption on the following Business Day.  See “—Redemption Procedures.”

You must offer for redemption at least 25,000 ETNs, or an integral multiple of 25,000 ETNs in excess thereof, at one time in order to exercise your right to cause us to redeem your ETNs on any Early Redemption Date (the “Minimum Redemption Amount”); provided that we or CSI as one of the Calculation Agents may from time to time reduce, in part or in whole, the Minimum Redemption Amount.  Any such reduction will be applied on a consistent basis for all holders of the relevant series of ETNs at the time the reduction becomes effective.  If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will remain the same.

The “Early Redemption Date” is the third Business Day following an Early Redemption Valuation Date.

The “Early Redemption Charge” is equal to 0.05% times the Closing Indicative Value on the Early Redemption Valuation Date.

The “Early Redemption Amount” is a cash payment per ETN equal to the greater of (A) zero and (B) (1) the Closing Indicative Value on the Early Redemption Valuation Date minus (2) the Early Redemption Charge and will be calculated by the Calculation Agents.

Redemption Procedures

If you wish to offer your ETNs to Credit Suisse for redemption, your broker must follow the following procedures:

•
Deliver a notice of redemption, in substantially the form as Annex A (the “Redemption Notice”), to VLS (the “Redemption Agent”) via email or other electronic delivery (including, without limitation, the Redemption Agent’s proprietary technology system, TENZING) as requested by the Redemption Agent by no later than 4:00 p.m., New York City time, on the Business Day prior to your desired Valuation Date.  If the Redemption Notice is received after 4:00 p.m., New York City time, on a Business Day, you will be deemed to have made your offer for redemption on the following Business Day.  For the avoidance of doubt, such desired Valuation Date shall be the Early Redemption Valuation Date if an effective and timely Redemption Notice is delivered to the Redemption Agent.  If the Redemption Agent receives your Redemption Notice no later than 4:00 p.m., New York City time, on the Business Day prior to your desired Valuation Date, the Redemption Agent will respond by sending your broker an acknowledgment of the Redemption Notice accepting your redemption request by 7:30 p.m., New York City time, on the Business Day prior to your desired Valuation Date.  The Redemption Agent or its affiliate must acknowledge to your broker acceptance of the Redemption Notice in order for your redemption request to be effective;

•	Cause your DTC custodian to book a delivery vs. payment trade with respect to the ETNs on the applicable Valuation Date at a price equal to the applicable Early Redemption Amount, facing us; and

•
Cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. New York City time, on the applicable Early Redemption Date (the third Business Day following the Early Redemption Valuation Date).

You are responsible for (i) instructing or otherwise causing your broker to provide the Redemption Notice and (ii) your broker satisfying the additional requirements as set forth in the second and third bullet above in order for the redemption to be effected.  Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines.  If the Redemption Agent does not (i) receive the Redemption Notice from your broker by 4:00 p.m. and (ii) deliver an acknowledgment of such Redemption Notice to your broker accepting your redemption request by 7:30 p.m., on the Business Day prior to your desired Valuation Date, such notice will not be effective and we will not redeem your ETNs on the applicable Early Redemption Date.  Any redemption instructions for which the Redemption Agent receives a valid confirmation in accordance with the procedures described above will be irrevocable.

If the Redemption Agent cease to perform its role described in this pricing supplement, we will either, at our sole discretion, perform such role or appoint another party to do so.

Any ETNs previously redeemed by us at your option will be cancelled on the Early Redemption Date.  Consequently, as of such Early Redemption Date, the redeemed ETNs will no longer be considered outstanding.

Acceleration at Our Option or Upon an Acceleration Event

We will have the right to accelerate the ETNs of any series in whole but not in part on any Business Day beginning December 3, 2012 (an “Optional Acceleration”). In addition, if an Acceleration Event (as defined herein) occurs at any time with respect to any series of the ETNs, we will have the right, and under certain circumstances as described herein the obligation, to accelerate all of the outstanding ETNs of such series (an “Event Acceleration”). In either case, upon acceleration you will receive a cash payment in an amount (the “Accelerated Redemption Amount”) equal to the Closing Indicative Value on the Accelerated Valuation Date.  In the case of an Optional Acceleration, the Accelerated Valuation Date shall be an Index Business Day specified in our notice of  Optional Acceleration, which Index Business Day shall be at least 120 calendar days after the date on which we give you notice of such Optional Acceleration (subject to the occurrence of a Market Disruption Event).  In the case of an Event Acceleration, the Accelerated Valuation Date shall be the Index Business Day on which we give notice of such Event Acceleration (subject to the occurrence of a Market Disruption Event).  The Accelerated Redemption Amount will be payable on the third Business Day following the Accelerated Valuation Date (such third Business Day the “Acceleration Date”).  We will give you notice of any acceleration of the ETNs through customary channels used to deliver notices to holders of exchange traded notes.

Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due.

An “Acceleration Event” means:

(a)
an amendment to or change (including any officially announced proposed change) in the laws, regulations or rules of the United States (or any political subdivision thereof), any jurisdiction in which a Primary Exchange or Related Exchange (each as defined herein) is located that (i) makes it illegal to hold, acquire or dispose of the underlying futures (including but not limited to exchange imposed position limits), (ii) shall materially increase the cost to the Issuer, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the ETNs, (iii) shall have a material adverse effect on any of these party’s ability to perform their obligations in connection with the ETNs or (iv) shall materially affect our ability to issue or transact in exchange traded notes similar to the ETNs, each as determined by us or the Calculation Agents;

(b)
any official administrative decision, judicial decision, administrative action, regulatory interpretation or other official pronouncement interpreting or applying those laws, regulations or rules that is announced on or after the Inception Date that (i) makes it illegal to hold, acquire or dispose of the underlying futures (including but not limited to exchange imposed position limits), (ii) shall materially increase the cost to the Issuer, our affiliates, third parties with whom we transact or similarly situated third parties in performing our or their obligations in connection with the ETNs, (iii) shall have a material adverse effect on the Issuer’s, our affiliates, third parties with whom we transact or similarly situated third parties ability to perform our or their obligations in connection with the ETNs or (iv) shall materially affect our ability to issue or transact in exchange traded notes similar to the ETNs, each as determined by us or the Calculation Agents;

(c)
any event, as determined by us or the Calculation Agents that we or any of our affiliates or a similarly situated party would, after using commercially reasonable efforts, be unable to, or would incur a materially increased amount of tax, duty, expense or fee (other than brokerage commissions) to acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction or asset it deems necessary to hedge the risk of the ETNs, or realize, recover or remit the proceeds of any such transaction or asset;

(d)	if, at any point, the Intraday Indicative Value is equal to or less than twenty percent (20%) of the prior day’s Closing Indicative Value;

(e)
if the primary exchange or market for trading for the ETNs, if any, announces that pursuant to the rules of such exchange or market, as applicable, the ETNs cease (or will cease) to be listed, traded or publicly quoted on such exchange or market, as applicable, for any reason and are not immediately re-listed, re-traded or re-quoted on an exchange or quotation system located in the same country as such exchange or market, as applicable;

(f)	if any of the initial Calculation Agents ceases to be a Calculation Agent hereunder; or

(g)
VLS exercises their right to cause an early acceleration due to the termination of our agreement with them in certain circumstances. See “Supplemental Plan of Distribution” in this pricing supplement for further information.

If VLS exercises their right to cause an early acceleration due to a termination of our agreement with them in certain circumstances, we will be obligated to accelerate all of the outstanding ETNs within ten (10) calendar days of such termination.

“Primary Exchange” means the CBOE.

“Related Exchange” means each exchange or quotation system where trading has a material effect (as determined by the Calculation Agents) for the overall market for futures or options contracts relating to (i) the Index or (ii) the underlying futures.

Any ETNs accelerated following an Acceleration Event will be cancelled on the Acceleration Date.  Consequently, as of such Acceleration Date, the ETNs will no longer be considered outstanding.

Market Disruption Events

A “Market Disruption Event” will be any event that, in the determination of the Calculation Agents, could materially interfere with our, our affiliates, third parties with whom we transact, or similarly situated third party’s ability to establish, maintain or unwind all or a material portion of a hedge that could be effected with respect to the ETNs, including, but not limited to:

•
a suspension, absence or material limitation of trading in option or futures contracts relating to the Index, the VIX Index, the S&P 500®Index, the component securities of the S&P 500®Index, or to the underlying futures, if available, on their respective Primary Exchange or Related Exchange, as determined by the Calculation Agents,

•
Option or futures contracts relating to the Index, the VIX Index, the S&P 500®Index, the component securities of the S&P 500®Index, or the underlying futures, if available, not trading on their respective Primary Exchange or Related Exchange, as determined by the Calculation Agents,

•	the Index Sponsor or the CBOE fails to publish or compute the Indices or VIX Index, or

•
any trading restriction imposed upon, option or futures contracts relating to the Index, the VIX Index, the S&P 500®Index, the component securities of the S&P 500®Index, or to the underlying futures, if available on their respective Primary Exchange or Related Exchange due to a price change in that respective instrument exceeding limits set by that market before the close of trading in that market on any Valuation Date, as determined by the Calculation Agents.

The following events will not be a Market Disruption Event:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from a previously announced change in the regular business hours of the relevant market, and

•
a decision to permanently discontinue trading in the option or futures contracts relating to the Index, the VIX Index, the S&P 500®Index, the component securities of the S&P 500®Index, or the underlying futures.

For this purpose, an “absence or material limitation of trading” in, option or futures contracts relating to the Index, the VIX Index, the S&P 500®Index, the component securities of the S&P 500®Index,  or to the underlying futures, if available, on their respective Primary Exchange or Related Exchange will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in such instruments, by reason of:

•	a price change exceeding limits set by that market, or

•	an imbalance of orders relating to that stock, instrument or those contracts, or

•	a disparity in bid and ask quotes relating to that stock, instrument or those contracts,

will constitute a suspension or material limitation of trading in, option or futures contracts relating to the Index, the VIX Index, the S&P 500®Index, the component securities of the S&P 500®Index, or to the underlying futures, if available, in that primary market.

If the Calculation Agents determine that a Market Disruption Event has occurred or is continuing on any Valuation Date (including, without limitation, the Final Valuation Date, Accelerated Valuation Date, or Early Redemption Valuation Date), that Valuation Date will be postponed until the first Index Business Day on which no Market Disruption Event occurs or is continuing, unless a Market Disruption Event occurs or continues for each of the five Index Business Days following the applicable Valuation Date.  In that case, that fifth Index Business Day shall be deemed to be the Valuation Date, notwithstanding the fact that a Market Disruption Event occurred or was continuing on such Index Business Day, and the Calculation Agents will nevertheless determine the applicable Closing Indicative Value based on its assessment of the level of the applicable underlying Index on that fifth Index Business Day.  In the event of a delay in payment as a result of a Market Disruption Event, no additional payment will accrue or be payable.

Default Amount on Acceleration

For the purpose of determining whether the holders of our senior medium-term notes, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN of any series outstanding as the principal amount of that ETN.  Although the terms of the ETNs may differ from those of the other senior medium-term notes, holders of specified percentages in principal amount of all senior medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the senior medium-term notes, including the ETNs of any series.  This action may involve changing some of the terms that apply to the senior medium-term notes, accelerating the maturity of the senior medium-term notes (in accordance with the acceleration provisions set forth in the accompanying prospectus) after a default or waiving some of our obligations under the indenture.

In case an event of default (as defined in the accompanying prospectus) with respect to ETNs of any series shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ETNs of such series will be determined by the Calculation Agents and will equal, for each ETN of such series that you then hold, the Closing Indicative Value determined by the Calculation Agents occurring on the Index Business Day following the date on which the ETNs of such series were declared due and payable.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the ETNs, create and issue additional securities having the same terms and conditions as the ETNs offered by this pricing supplement, and ranking on an equal basis with the ETNs in all respects. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We anticipate that the maximum aggregate principal amount of ETNs linked to the Indices that we will issue will be  $             in principal amount of the Inverse VIX Short Term ETNs (           Inverse VIX Short Term ETNs), $              in principal amount of the Inverse VIX Medium Term ETNs (             Inverse VIX Medium Term ETNs), $              in principal amount of the Long VIX Short Term ETNs (             Long VIX Short Term ETNs), $              in principal amount of the Long VIX Medium Term ETNs (             Long VIX Medium Term ETNs),               in principal amount of the 2x Long VIX Short Term ETNs (             2x Long VIX Short Term ETNs) and $              in principal amount of the 2x Long VIX Medium Term ETNs (             2x Long

VIX Medium Term ETNs).  However, we have no obligation to issue up to this amount or any specific amount of ETNs and, in our sole discretion, may issue ETNs in excess of this amount.  Such additional ETNs will be consolidated and form a single series with the ETNs of the applicable series.  We have no obligation to take your interests into account when deciding to issue additional securities.  If, on any valuation date on which we price an additional ETN creation, a Market Disruption Event occurs or is occurring, we will determine the closing level of the applicable underlying Index applicable to such creation in accordance with the procedures under “—Market Disruption Events” in this pricing supplement.

Discontinuation or Modification of the Index

If the Index Sponsor discontinues publication of the applicable underlying Index and the Index Sponsor or anyone else publishes a substitute index that the Calculation Agents determine is comparable to that Index, then the Calculation Agents will determine the Early Redemption Amount, Accelerated Redemption Amount or Maturity Redemption Amount (each a “Redemption Amount”), as applicable, by reference to the substitute index (the “Successor Index”).

If the Calculation Agents determine that the publication of the applicable underlying Index is discontinued and there is no Successor Index, the Calculation Agents will determine the applicable level of the applicable underlying Index as the case may be, and thus the applicable Redemption Amount by a computation methodology that the Calculation Agents determine will as closely as reasonably possible replicate the applicable underlying Index.

If the Calculation Agents determine that the applicable underlying Index, the underlying futures contracts or the method of calculating the applicable underlying Index is changed at any time in any respect — including whether the change is made by the Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a Successor Index, is due to events affecting the underlying futures contracts, or is due to any other reason and is not otherwise reflected in the level of the applicable underlying Index by the Index Sponsor pursuant to the methodology described herein, then the Calculation Agents will be permitted (but not required) to make such adjustments in the applicable underlying Index or the method of its calculation as it believes are appropriate to ensure that the applicable closing level of the applicable underlying Index used to determine the applicable Redemption Amount is equitable.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of Calculation Agents

Credit Suisse International (“CSI”), an affiliate of ours, and VLS will serve as the Calculation Agents. The Calculation Agents will, in their reasonable discretion, make all determinations regarding the value of the ETNs, including at maturity or upon redemption by Credit Suisse, market disruption events (see “—Market Disruption Events”), Business Days, Index Business Days, the Daily Investor Fee amount, the Daily Accrual, the closing level of the applicable underlying Index on any Valuation Date, the Maturity Date, Early Redemption Dates, the amount payable in respect of your ETNs at maturity, upon redemption or upon acceleration by Credit Suisse and any other calculations or determinations to be made by the Calculation Agents as specified herein.  CSI will have the sole ability to make determinations with respect to reduction of the Minimum Redemption Amount, certain Acceleration Events, and calculation of default amounts.  VLS will have the sole ability to calculate and disseminate the Closing Indicative Value, make determinations regarding an Index Business Day, and determinations of splits and reverse splits. All other determinations will be made by the Calculation Agents jointly.  Absent manifest error, all determinations of the Calculation Agents will be final and binding on you and us, without any liability on the part of the Calculation Agents. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the Calculation Agents.

If any of the Calculation Agents cease to perform their respective roles described in this pricing supplement, we will either, at our sole discretion, perform such roles, appoint another party to do so or accelerate the relevant series of ETNs.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs of any series through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs of any series and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We intend to use the net proceeds from this offering for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the ETNs of the applicable series.

One or more of our affiliates before and following the issuance of the ETNs of any series may acquire or dispose of the futures contracts underlying the applicable Index, or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the applicable underlying Index or the S&P 500® Index or the VIX Index to hedge our obligations under the ETNs of such series.  In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the levels of the applicable underlying Index.  Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the level of the applicable underlying Index, there can be no assurance that the level of the applicable underlying Index will not be affected.

From time to time after issuance and prior to the maturity of any series of ETNs, depending on market conditions (including the level of the applicable underlying Index), in connection with hedging certain of the risks associated with the ETNs of the series, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the applicable underlying Index, or the S&P 500® Index.  In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future.  To the extent that we or one or more of our affiliates have a hedge position in the applicable underlying Index or S&P 500® Index, we or one or more of our affiliates may liquidate a portion of those holdings on or before the Final Valuation Date.  Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time.  Our or our affiliates’ hedging activities will not be limited to any particular securities exchange or market.

The hedging activity discussed above may adversely affect the level of the applicable underlying Index and, as a consequence, the market value of the ETNs and the amount payable at maturity, upon redemption or upon acceleration.  See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Index that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid forward contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments (one of the requirements of which is that they have a term of more than one year), you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.

It is also possible that the IRS would seek to characterize your securities as regulated futures contracts or options that may be subject to the provisions of Code section 1256.  In such case, the securities would be marked to market at the end of each taxable year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  The deductibility of capital losses is subject to certain limitations.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.  The deductibility of capital losses is subject to certain limitations.

However, even if the agreed-upon tax characterization of the securities (as described above) were upheld, it is possible that the IRS could assert that each reconstitution or rebalancing (collectively, “Rebalancing”) of the applicable underlying Index is considered a taxable event to you.  If the IRS were to prevail in treating each Rebalancing of the Index as a taxable event, you would recognize capital gain or, possibly, loss on the securities on the date of each Rebalancing to the extent of the difference between the fair market value of the securities and your adjusted basis in the securities at that time.  Such gain or loss generally would be short-term capital gain or loss.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless  (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  These changes will apply to payments made on or after September 14, 2010.  In the case of payments made after March 18,

2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS.  Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security.  Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend.  If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We intend to sell a portion of the ETNs of each series on the Inception Date to investors at 100% of their stated principal amount. After the Inception Date, additional ETNs of any series may be offered and sold from time to time at then prevailing prices through agents and to dealers acting as principals for resale to investors. We intend to receive proceeds equal to 100% of the offering price of the ETNs sold after the Inception Date.  We may deliver ETNs against payment therefore on a date that is greater than three Business Days following the date of sale of any ETNs. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three Business Days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade ETNs that are to be issued more than three Business Days prior to the related issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Any agent in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of ETNs.

Broker-dealers may make a market in the ETNs of any series, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus supplement and prospectus) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from other holders after the original offering and sale of the ETNs of any series, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs of any series in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933. Among other activities, broker-dealers and other persons may make short sales of the ETNs of any series and may cover such short positions by borrowing ETNs of such series from us or our affiliates or by purchasing ETNs of such series from us or our affiliates subject to our obligation to redeem such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. If these activities are commenced, they may be discontinued at any time. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs of any series by market participants who cover their short positions with ETNs of such series borrowed or acquired from us or our affiliates in the manner described above.

We have retained VLS Securities, LLC (“VLS”), a member of the Financial Industry Regulatory Authority (“FINRA”), to provide certain services relating to the placement and marketing of the ETNs of any series.  VLS will receive all or a portion of the Daily Investor Fee in consideration for its role in marketing and placing the securities.  The actual amount received by VLS in a given year will depend on the number of ETNs of any series then outstanding and the number of other then outstanding ETNs of any series issued by us and marketed and/or placed by VLS. From time to time, VLS and its affiliates have, and in the future may, engage in transactions with and perform services for us for which they have been, and may be, paid customary fees. The terms of our agreement with VLS give them the right to cause an early acceleration should that agreement be terminated.  VLS or its affiliates are responsible for computing and disseminating the Closing Indicative Value and Intraday Indicative Value.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and Credit Suisse International, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in ETNs should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the ETNs may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase ETNs, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of ETNs and related lending transactions, provided that neither the issuer of the ETNs nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the ETNs.

Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such ETNs, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding ETNs on behalf of or with the assets of any Plan or Non-ERISA Arrangement; or (ii) its purchase, holding and subsequent disposition of such ETNs shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the ETNs. We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the ETNs would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

ANNEX A

FORM OF OFFER FOR REDEMPTION

Email: ETNOrders@velocityshares.com

The undersigned holder of VelocityShares           Exchange Traded Notes due December 4, 2030  issued by Credit Suisse AG (“Credit Suisse”) CUSIP No.             (the “VelocityShares ETNs”) hereby irrevocably offers to Credit Suisse for redemption the VelocityShares ETNs in the amounts and on the date set forth below as described in the pricing supplement relating to the VelocityShares ETNs (the “Pricing Supplement”).  Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

Name:

DTC Account Number:

Ticker:

Number of VelocityShares ETNs offered for redemption:

Desired valuation date:

In addition to any other requirements specified in the Pricing Supplement being satisfied, the undersigned acknowledges that the VelocityShares ETNs specified above will not be redeemed unless (i) this offer for redemption is delivered to VLS Securities, LLC by 4:00 p.m. one business day prior to the desired Valuation Date, (ii) the Redemption Agent has responded by sending an acknowledgment of the Redemption Notice accepting the redemption request by 7:30 p.m, (iii) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable Early Redemption Valuation Date facing Credit Suisse AG, DTC #355, and (iv) the DTC Participant instructs DTC to deliver the DVP trade for settlement via DTC at or prior to 10:00 a.m. New York City time on the applicable Early Redemption Date (the third Business Day following the Early Redemption Valuation Date).

The undersigned acknowledges that the redemption obligation is solely an obligation of Credit Suisse and VLS Securities, LLC is acting only to facilitate the redemption for Credit Suisse.

A-1

Credit Suisse AG,

Acting through its Nassau Branch

Exchange Traded Notes

due December 4, 2030

November    , 2010

Credit Suisse